                                              Filed pursuant to Rule 424 (b) (3)
                                              Registration No. 333-34829
PROSPECTUS

                           DELPHI INTERNATIONAL LTD.

                        2,200,000 SHARES OF COMMON STOCK
         (AND RIGHTS TO ACQUIRE UP TO 2,050,000 SHARES OF COMMON STOCK)

    Delphi International Ltd., a Bermuda corporation (the "Company"), is granting at no cost to holders of the outstanding Class A Common Stock, par value $.01 per share ("Delphi Class A Common Stock"), of Delphi Financial Group, Inc., a Delaware corporation ("Delphi"), to holders of the outstanding Class B Common Stock, par value $.01 per share, of Delphi ("Delphi Class B Common Stock" and, together with the Delphi Class A Common Stock, the "Delphi Common Stock"), and to holders of options to purchase Delphi Common Stock, of record at the close of business on the date of this Prospectus (the "Record Date"), non-transferable rights (collectively, the "Rights") to purchase up to an aggregate of 2,050,000 Common Shares, par value $.01 per share, of the Company ("Common Shares").

    The Amended and Restated Bye-Laws (the "Bye-Laws") of the Company contain certain provisions that limit the voting rights that may be exercised by certain holders of Common Shares. The Bye-Laws provide that each holder of Common Shares is entitled to one vote per share on all matters submitted to a vote of shareholders, except that if, and so long as, the Controlled Shares (as defined) of any person constitute 9.5% or more of the issued and outstanding Common Shares, the voting rights with respect to the Common Shares owned by such person shall be limited, in the aggregate, to a voting power of 9.5%, pursuant to a formula specified in the Bye-Laws. Subject to the voting limitation set forth in the preceding sentence, each Common Share will also entitle the holder thereof to one vote per share on all matters required to be submitted to the shareholders of the Company's wholly-owned subsidiary, Oracle Reinsurance Company Ltd., a Bermuda company ("Oracle Re"). See "Description of Capital
Stock -- Common Shares -- Limitation on Voting Rights" and "-- Voting Rights in Oracle Re."

    Each record holder of Delphi Common Stock and options to purchase Delphi Common Stock will receive one Right for every ten shares of Delphi Common Stock and options to purchase Delphi Common Stock on an aggregate basis owned on the Record Date. Each Right will entitle the holder to purchase one Common Share at a purchase price of ten U.S. dollars and twenty-five cents ($10.25) per share (the "Exercise Price").

    The exercise period for the Rights will expire at 5:00 p.m., New York City time, on January 22, 1998, unless extended by the Company (the "Expiration Date"). Once made, subscriptions are irrevocable, and no alternative, conditional or contingent rights will be accepted by the Company. The Rights Offering is conditioned upon the purchase of at least 599,500 Common Shares upon the exercise of Rights. In the event that such number of shares is not subscribed for pursuant to the Rights, the Rights Agent (as defined below) will promptly return, without interest, all funds received in payment of the Exercise Price. See "The Rights Offering -- Conditions to the Rights Offering."

    The Company and certain of its officers and directors, certain officers, directors and employees of Delphi and Rosenkranz & Company, a principal shareholder of Delphi (collectively, the "Standby Purchasers") have entered into an agreement (the "Standby Agreement") pursuant to which the Standby Purchasers have agreed to purchase, and the Company has agreed to sell 900,500 Common Shares (the "Standby Commitment Shares") on the Expiration Date at the Exercise Price. The obligations of the Standby Purchasers and the Company under the Standby Agreement are conditioned on the purchase of at least 599,500 Common Shares upon the exercise of the Rights. In addition, the number of Standby Commitment Shares will be reduced on a share by share basis (but not below 150,000 Common Shares) to the extent that more than 1,149,500 Common Shares are purchased upon the exercise of Rights. To the extent that this reduction results in less than 900,500 Common Shares being purchased by the Standby Purchasers, 150,000 Common Shares ("Minimum Standby Commitment Shares") will be purchased by certain of the Standby Purchasers ("Minimum Standby Purchasers") and any remaining Common Shares will be purchased by the other Standby Purchasers, pro-rata to their commitments. The aggregate number of Common Shares sold pursuant to the Rights and pursuant to the Standby Agreement will not exceed 2,200,000 Common Shares. Delphi will finance 50% of the purchases made by substantially all of the Minimum Standby Purchasers of Common Shares represented by their Rights and their Standby Commitment Shares, which will total 273,486 Common Shares if such Minimum Standby Purchasers exercise all of their Rights and purchase all of their Standby Commitment Shares. All of such Common Shares will be pledged to Delphi and Delphi will obtain a security interest in such shares. See "The Rights Offering -- Standby Agreement" and "Certain Relationships and Related Transactions -- Standby Agreement."

    The offering of Common Shares pursuant to the Rights and the offering of Common Shares pursuant to the Standby Agreement are collectively referred to in this Prospectus as the "Rights Offering." The Standby Commitment Shares are included in the total number of Common Shares registered pursuant to the registration statement of which this prospectus forms a part. Following completion of the Rights Offering, assuming full exercise by all holders of Rights and without giving effect to the issuance of any Common Shares pursuant to the Standby Agreement, the Standby Purchasers will beneficially own, in the aggregate, approximately 38.3% of the Common Shares. In the event that Common Shares are issued to the Standby Purchasers pursuant to the Standby Agreement, the percentage of Common Shares to be held following completion of the Rights Offering by persons who are not affiliated with the Standby Purchasers may be very small. The Standby Purchasers may be deemed to be statutory underwriters and in the event that they seek to sell Common Shares purchased pursuant to the Standby Agreement, such resales may be required to be made pursuant to a resale prospectus included in a registration statement declared effective by the Securities and Exchange Commission prior to such resale. The Company and the Standby Purchasers have not entered into any agreement which would require the Company to file a registration statement covering such resales.

    The Company has filed with the Securities and Exchange Commission a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Rights offered hereby and the Common Shares issuable upon the exercise thereof. Prior to the Rights Offering, there has been no public market for the Common Shares or the Rights. See "The Rights Offering -- Background" for factors considered by the Company in determining the Exercise Price. Although the Company has applied for quotation of the Common Shares on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "DLTD" the Common Shares have not been approved for quotation by Nasdaq and there can be no assurance that the Common Shares will be accepted for quotation by Nasdaq. In the event that the Common Shares are not approved for quotation on Nasdaq, the Company anticipates that the Common Shares will be quoted on the National Association of Securities Dealers, Inc.'s "Electronic Bulletin Board" under the symbol "DLTD." See "Risk Factors -- No Assurance of Quotation of Common Shares on Nasdaq" and "-- Risks of Quotation on NASD's 'Electronic Bulletin Board' ." There can, however, be no assurance that an active trading market in the Common Shares will develop or be sustained. The Rights are non-transferrable by the holders thereof and no public market for the Rights will develop.
                            ------------------------

     AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT
IN THE COMMON SHARES.       ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

====================================================================================================================
                                                                           EXERCISE AND          PROCEEDS TO THE
                                                                          OFFERING PRICE           COMPANY(1)
--------------------------------------------------------------------------------------------------------------------
Per Common Share......................................................         $10.25                $10.25
--------------------------------------------------------------------------------------------------------------------
Total.................................................................       $21,012,500           $21,012,500
====================================================================================================================

(1) Before deduction of expenses estimated to be $750,000.

               The date of this Prospectus is December 30, 1997.

     The Company intends to furnish its shareholders with annual reports containing audited consolidated financial statements and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year, in each case prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

                            ------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS:

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                            ------------------------

                       FOR NORTH CAROLINA RESIDENTS ONLY:

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. EACH NORTH CAROLINA BUYER UNDERSTANDS THAT NEITHER THE COMPANY NOR ANY SUBSIDIARY OF THE COMPANY IS LICENSED AS AN INSURANCE COMPANY IN NORTH CAROLINA NOR DOES EITHER MEET THE BASIC ADMISSION REQUIREMENTS FOR LICENSING AS AN INSURANCE COMPANY IN NORTH CAROLINA.

                            ------------------------

     CONSENT UNDER THE EXCHANGE CONTROL ACT 1972 (AND REGULATIONS THEREUNDER) HAS BEEN OBTAINED FROM THE BERMUDA MONETARY AUTHORITY FOR THE ISSUE AND TRANSFER OF THE COMMON SHARES BEING OFFERED PURSUANT TO THE RIGHTS OFFERING. IN ADDITION, A COPY OF THIS DOCUMENT HAS BEEN DELIVERED TO THE REGISTRAR OF COMPANIES IN BERMUDA FOR FILING PURSUANT TO THE COMPANIES ACT 1981 OF BERMUDA. IN GIVING SUCH CONSENT AND IN ACCEPTING THIS PROSPECTUS FOR FILING, THE BERMUDA MONETARY AUTHORITY AND THE REGISTRAR OF COMPANIES IN BERMUDA, RESPECTIVELY, ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED HEREIN.

                            ------------------------

     In this Prospectus, references to "dollar" and "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its possessions and all areas subject to its jurisdiction. References in this Prospectus to "BD$" are to Bermuda currency.

                   ENFORCEABILITY OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS

     The Company is organized pursuant to the laws of Bermuda. In addition, certain of the directors, officers and controlling persons of the Company, as well as certain of the experts named herein, reside outside the United States, and all or a substantial portion of their assets, and all of the assets of the Company, are or may be located in jurisdictions outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons who reside outside the United States or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities laws.

     The Company has been informed by its Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. The Company has also been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in federal or state courts in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as (i) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda and
(ii) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law. A Bermuda court may impose civil liability on the Company or its directors or officers in a suit brought in the Supreme Court of Bermuda against the Company or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

     The Company has irrevocably appointed the Service of Process Department at CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent to receive service of process with respect to actions against it arising out of or in connection with violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus. See "Glossary of Selected Insurance and Reinsurance Terms" for definitions of certain terms used in this Prospectus. Unless the context otherwise requires, references herein to the "Company" give effect to the formation of, and include, its wholly-owned subsidiary, Oracle Reinsurance Company Ltd., a Bermuda company ("Oracle Re").

                                  THE COMPANY

     Following the completion of the Rights Offering, the Company, a newly-formed Bermuda insurance holding company, will provide, through its wholly-owned subsidiary, Oracle Re, excess of loss and quota share reinsurance primarily for group employee benefit insurance products, including group long-term disability and excess workers' compensation insurance, offered by Reliance Standard Life Insurance Company ("RSL") and Safety National Casualty Corporation ("Safety National"), insurance affiliates of Delphi. The Company will also seek to expand its customer base and to develop additional products and services. The Company has been organized to take advantage of reinsurance and alternative risk market opportunities that it believes exist in the Bermuda market.

     The Company, through its wholly-owned subsidiary, Oracle Re, also intends to provide risk financing products to clients seeking an alternative to traditional commercial insurance for certain risk exposures. These risk financing products include a retention by the client of a significant amount of its loss exposure, the transfer of more unpredictable layers of loss to insurers and a greater involvement by the client in risk management and loss prevention and loss control. Oracle Re will offer these products in the so-called "alternative market," which has developed in response to the volatility in cost and availability of traditional commercial insurance coverage. The Company intends to provide risk financing products through a facility frequently referred to as a "rent-a-captive," which is designed to provide insureds with certain of the benefits available through captive insurance companies without the administrative costs and capital commitment necessary to establish and operate their own captive insurance company. Oracle Re will offer its rent-a-captive facility to clients of Safety National to manage their workers' compensation expenses and may thereafter offer these services to additional clients and other insurance exposures.

  Regulatory Status of Oracle Re

     In September 1997, the Bermuda Registrar of Companies (Insurance Division) and the Insurers Admissions Committee of Bermuda reviewed Oracle Re's application for licensing as a Class 3 and long-term insurance company. During such reviews, the application was approved and, upon the due capitalization of Oracle Re of a minimum of $1.0 million dollars, which is to occur upon the consummation of the Rights Offering, together with the filing of certain prescribed forms and the payment of certain fees, Oracle Re will be issued a registration certificate under the Insurance Act 1978 as a Class 3 and long-term Bermuda exempted insurer. Accordingly, although Oracle Re has been incorporated under the laws of Bermuda, it is not currently licensed to underwrite, although it has received all required permissions to do so subject to its capitalization. The Rights Offering is conditioned upon the purchase of at least 599,500 Common Shares upon the exercise of Rights and, in such event, the Company will receive net proceeds of approximately $14.6 million from the sale of such number of shares and the sale of 900,500 Standby Commitment Shares. Oracle Re will commence underwriting business immediately upon being licensed to do so which the Company anticipates will be the date upon which this Rights Offering is completed and the proceeds therefrom are contributed by the Company to Oracle Re.

  Relationship with Delphi Financial Group, Inc.

     Delphi is an insurance holding company engaged through RSL and Safety National in offering a diverse portfolio of group employee benefit insurance products, including life, short-term and long-term disability, excess workers' compensation, special accident and dental insurance. RSL also offers asset accumulation products, primarily annuities, to individuals and groups. Delphi is publicly traded on the New York Stock Exchange and as of September 30, 1997, had approximately $3.1 billion in total assets and a market capitalization of approximately $800.0 million.

     RSL and Safety National have agreed, subject to the completion of the Rights Offering, to participate in various reinsurance arrangements with Oracle Re and to cede to Oracle Re portions of their existing portfolios of employee benefits product insurance relating to their group employee benefit products, for an aggregate premium of approximately $116.0 million. Oracle Re is also currently in negotiations with RSL and Safety National with respect to the ceding of certain prospective risks by such companies to Oracle Re with aggregate annual premiums expected to range from $5.0 million to $10.0 million.

     RSL is engaged in the sale of life, accident and health insurance products targeted principally to the group employee benefits market. RSL insures groups ranging from ten to more than 1,000 individuals, although the typical size of the insured groups is between 100 to 300 individuals. In underwriting its group employee benefit products, RSL tends to avoid concentrations of business in any particular industry segment or geographic area. RSL is rated "A- (Excellent)" by A.M. Best Company ("A.M. Best"), an independent insurance industry rating organization, and its claims-paying ability is rated "A (Good Financial Security)" by Standard & Poor's Corporation ("Standard & Poor's").

     Safety National is an insurance specialist providing excess workers' compensation and insurance products to the self-insured market. Safety National, founded in 1942, is licensed in all 50 states and is one of the oldest continuous writers of excess workers' compensation insurance in the United States. Safety National's excess workers' compensation products provide coverage to employers and groups who self-insure their workers' compensation risks. The coverage underwritten by Safety National applies to losses in excess of the applicable self-insured retentions or deductibles of employers and groups whose workers' compensation claims are generally handled by third-party administrators and is principally targeted to mid-size companies and association groups, particularly small municipalities, hospitals and schools. These target markets tend to be less prone to catastrophic workers' compensation exposures and are less price sensitive than larger account business. Safety National is rated "A (Excellent)" by A.M. Best and its claims-paying ability is rated "A (Good Financial Security)" by Standard & Poor's.

     Delphi and its affiliates are expected to enter into various agreements with the Company and Oracle Re which will cover, among other things, investment advisory services for Oracle Re, reinsurance arrangements with Oracle Re and the purchase of a $30.0 million note (the "Note") from the Company upon completion of the Rights Offering. Neither Delphi, RSL nor Safety National has any obligation to provide capital or financial support to the Company or Oracle Re except for the obligations pursuant to the Note. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Certain Relationships and Related Transactions."

  Business Strategy

     The Company's objective is to provide reinsurance, through its wholly-owned subsidiary, Oracle Re, initially to RSL and Safety National, and later to other primary issuers, and alternative risk market products and services. The Company intends to pursue the following business strategies:

     - focus primarily on reinsurance for group employee benefit insurance products, including group long-term disability and excess workers' compensation insurance;

     - utilize a rent-a-captive facility to fund captive client's risks;

     - focus on sound underwriting specifying an adequate premium for a given exposure commensurate with the amount of capital which Oracle Re estimates is being placed at risk;

     - focus on a long-term investment horizon and seek above-average returns through reinvestment of funds held for reserves;

     - develop a reputation as a financially-secure reinsurer and manage prudently Oracle Re's risk exposure in relation to its capital base; and

     - focus on generating consistent profits from fees received for the various services provided to clients in connection with Oracle Re's rent-a-captive facility.

     Oracle Re's rent-a-captive program will allow clients to participate in a significant portion of their own loss exposure without the administrative costs and capital commitment necessary to establish and operate their own captive insurance company. A portion of the underwriting profit and investment income produced by the client's rent-a-captive business will be returned to the client, creating a direct incentive for the client to engage in loss prevention and loss control and to reduce the overall cost of financing its loss exposures.

     The Company's business strategy with respect to the rent-a-captive products is to design reinsurance programs and to use the rent-a-captive facility to fund captive clients' risks. These programs will be underwritten with the goal of achieving an underwriting profit. Oracle Re typically will receive investment, management and other fees for its captive insurance products and services, but may also retain a degree of underwriting risk. While Oracle Re's initial focus will be on workers' compensation products and services, the Company's strategy anticipates that over time a more complete line of general insurance products and services will be made available. The Company will incur certain costs associated with implementing its business strategy. The Company anticipates that a significant portion of these costs will consist of loss and loss adjustment expenses on its insurance business. The Company will also incur ongoing operating expenses, including U.S. federal excise taxes, profit sharing commissions, and general and administrative costs, including costs incurred with respect to its letters of credit facility, interest expense and salaries.

     Oracle Re's investment strategy will focus on the management of its asset and liability durations. Since Oracle Re's initial reinsurance transactions will involve liabilities with long-term durations, Oracle Re will be able to invest its assets in long-term duration investments. Oracle Re's investment objective is to maximize returns while focusing on the preservation of capital, diversification of risk and liquidity of investments. Oracle Re's assets will be allocated among a number of investment managers with expertise in utilizing different investment strategies. These broad strategies include, among others, diversified hedging, hedged equity, common stock/specialized trading, short selling, risk arbitrage, distressed securities, futures and commodities and foreign securities investing. The managers primarily invest the assets in a variety of marketable securities and other liquid assets. Oracle Re will invest through the investment vehicles of the managers (generally in the form of a corporation or partnership) or through managed accounts. Oracle Re will be able to redeem its investment from substantially all the investment vehicles on at least an annual basis with many of the managers providing quarterly or more frequent liquidity. Oracle Re's multi-manager, multi-strategy approach is designed to produce capital appreciation with reduced volatility.
                            ------------------------

     The Company was formed on September 2, 1997 under the laws of Bermuda. The Company's principal executive offices are located at Chevron House, Church Street, Hamilton, Bermuda, and its telephone number is (441) 295-3688.

                                  THE OFFERING

Terms of Offering..........  Holders of record at the close of business on the
                             Record Date of the outstanding Delphi Common Stock and options to purchase Delphi Common Stock will receive one Right for every ten such shares and options, on an aggregate basis. Each Right will entitle the holder to purchase one Common Share at a purchase price of $10.25 per share. Holders of Rights will have the opportunity to acquire approximately 2,050,000 Common Shares.

Exercise Price.............  $10.25 per Common Share

Expiration Date............  January 22, 1998 at 5:00 p.m., New York City time

Rights.....................  Rights will be evidenced by non-transferable certificates that will be exercisable by the holder until the Expiration Date, at which time unexercised rights will become null and void.

Conditions to the Rights
  Offering.................  The Rights Offering is conditioned upon the purchase of at least 599,500 Common Shares upon the exercise of Rights. In the event that such number of shares is not subscribed for pursuant to the Rights, the Rights Agent will promptly return, without interest, all funds received in payment of the Exercise Price. See "The Rights
                             Offering -- Conditions to the Rights Offering."

Standby Agreement..........  The Company and the Standby Purchasers have entered into the Standby Agreement pursuant to which the Standby Purchasers have agreed to purchase, and the Company has agreed to sell 900,500 Common Shares (the "Standby Commitment Shares") on the Expiration Date at the Exercise Price. The obligations of the Standby Purchasers and the Company under the Standby Agreement are conditioned on the purchase of at least 599,500 Common Shares upon the exercise of the Rights. In addition, the number of Standby Commitment Shares will be reduced on a share by share basis (but not below 150,000 Common Shares) to the extent that more than 1,149,500 Common Shares are purchased upon the exercise of Rights. To the extent that this reduction results in less than 900,500 Common Shares being purchased by the Standby Purchasers, 150,000 Common Shares (the "Minimum Standby Commitment Shares") will be purchased by certain of the Standby Purchasers (the "Minimum Standby Purchasers") and any remaining Common Shares will be purchased by the other Standby Purchasers, pro-rata to their commitments. The aggregate number of Common Shares sold pursuant to the Rights and pursuant to the Standby Agreement will not exceed 2,200,000 Common Shares. Delphi will finance 50% of the purchases made by substantially all of the Minimum Standby Purchasers of Common Shares represented by their Rights and their Standby Commitment Shares, which will total 273,486 Common Shares if such Minimum Standby Purchasers exercise all of their Rights and purchase all of their Standby Commitment Shares. All of such Common Shares will be pledged to Delphi and Delphi will obtain a security interest in such shares. See "The Rights Offering -- Standby Agreement" and "Certain Relationships and Related Transactions -- Standby Agreement."

                             The Company has entered into the Standby Agreement to provide additional assurance that, if the minimum required 599,500 Common Shares underlying Rights are sold, the Company would, with the sale of the Standby Commitment Shares, sell at least 1,500,000 Common Shares. Following completion of the Rights Offering, (a) assuming that all of the Rights issued in the Rights Offering are exercised by the holders thereof, an additional 150,000 Common Shares are issued to the Standby Purchasers (the "Additional Shares") and 2,200,000 Common Shares are outstanding following the completion of the Rights Offering, the Standby Purchasers will beneficially own, in the aggregate, approximately 42.5% of the Common Shares of the Company and (b) assuming that 900,500 Standby Commitment Shares are issued to the Standby Purchasers, 1,149,500 Common Shares are issued upon exercise of Rights by the holders thereof and 2,050,000 Common Shares are outstanding following completion of the Rights Offering, the Standby Purchasers will beneficially own, in the aggregate, approximately 82.3% of the Common Shares of the Company. See "The Rights Offering --

                             Standby Agreement" and "Certain Relationships and Related Transactions -- Standby Agreement."

                             Delphi has agreed to provide five year loans to Messrs. Elenowitz and Smith, directors of the Company, for 50% of the cost of their purchases of Common Shares and to provide certain other Minimum Standby Purchasers with similar loans of up to $356,111 in the aggregate to purchase the Common Shares represented by their Rights and their Minimum Standby Commitment Shares and up to a further $132,738 to the extent that additional portions of their Standby Commitments are utilized. The maximum amount that Delphi will lend to Messrs. Elenowitz and Smith is $781,296 and $131,472, respectively, and the maximum amount that Delphi will lend to the other Minimum Standby Purchasers as a group is $488,848. As a result, the maximum amount that Delphi will lend to the Minimum Standby Purchasers is $1,401,616. Interest on such loans will be paid at the interest rate charged Delphi by its commercial banking group (currently LIBOR plus 0.45%) and payments of interest and principal will be deferred until maturity. All of the Common Shares purchased by such Minimum Standby Purchasers shall be pledged to Delphi to secure the loan to each such Minimum Standby Purchaser and Delphi will have recourse only against such Common Shares. As a result of the loans and if such Minimum Standby Purchasers exercise all of their Rights and purchase all of their Standby Commitment Shares, 273,486 Common Shares will be pledged to Delphi and Delphi will obtain a security interest in such shares. The Company believes these Minimum Standby Purchasers have the ability to repay these loans. Delphi will not, however, assume ownership of the Common Shares as a result of such pledge. To secure repayment obligations, Delphi may cause these Minimum Standby Purchasers to sell the Common Shares purchased pursuant to such financing and to remit the proceeds to Delphi in full satisfaction of the loan. Any sales of Common Shares will be made pursuant to a registration statement declared effective by the Securities and Exchange Commission or pursuant to an exemption from registration. See "The Rights Offering -- Standby Agreement" and "Certain Relationships and Related Transactions -- Standby Agreement."

Maximum Number of Common
  Shares to be outstanding
  after the Rights
  Offering(1)..............  2,200,000 shares

Voting Rights..............  The Company.  The Bye-Laws contain certain provisions that limit the voting rights that may be exercised by certain holders of Common Shares. The Bye-Laws provide that each holder of Common Shares is entitled to one vote per share on all matters submitted to a vote of shareholders, except that if, and so long as, the Controlled Shares (as defined) of any person constitute 9.5% or more of the issued and outstanding Common Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of 9.5%, pursuant to a formula specified in the Bye-Laws.

                             Oracle Re. Subject to the voting limitation set forth above, each Common Share will also entitle the holder thereof to one vote per share on all matters required to be submitted to a vote of the shareholders of Oracle Re.

Use of Proceeds............  The minimum and maximum net proceeds from the
                             Offering are estimated to be approximately $14.7 million and $21.9 million, respectively. The Company intends to contribute such net proceeds to the capital of Oracle Re to be used to support its insurance operations, including increasing its statutory capital to support its underwriting capacity and the Company will also use the proceeds for working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors...............  Prospective investors in the Common Shares offered hereby should consider carefully the matters set forth in "Risk Factors," as well as the other information set forth in this Prospectus.

Proposed Nasdaq or NASD
  "Electronic Bulletin
  Board" Symbol............  DLTD(2)
---------------
(1) Includes 2,050,000 Common Shares which may be issued upon exercise of the Rights and 150,000 Minimum Standby Commitment Shares. Gives effect to the redemption upon the completion of the Rights Offering of the outstanding 1,200,000 Common Shares. See "Capitalization."

(2) See "Risk Factors -- No Assurance of Quotation of Common Shares on Nasdaq," "-- Risks of Quotation on NASD's 'Electronic Bulletin Board' " and
    "-- Risks of Low-Priced Stock."

                                  RISK FACTORS

     In evaluating the Company and its business, prospective investors should consider carefully the following risk factors in addition to the other information contained in this Prospectus.

NO OPERATING HISTORY

     The Company was formed on September 2, 1997 and has no operating history. Businesses which are starting up or in their initial stages of development present substantial business and financial risks and may suffer significant losses. They must develop business relations, establish operating procedures, hire staff, obtain facilities and complete other tasks appropriate for the conduct of their intended business activities. There can be no assurance that the Company will be successful in implementing its business strategy. See "Proposed Business."

RISKS RELATED TO MINIMUM OFFERING

     The Rights Offering is conditioned upon the purchase of at least 599,500 Common Shares upon the exercise of the Rights and, in such event, the Company will receive net proceeds of approximately $14.6 million from the sale of such number of shares and the sale of 900,500 Standby Commitment Shares. Although the Company believes that it will be able to implement its business strategy utilizing such proceeds, there can be no assurance that the Company will be able to do so.

DEPENDENCE ON CONTRACTUAL RELATIONSHIPS WITH DELPHI, RSL AND SAFETY NATIONAL

     The Company and Oracle Re intend to enter into certain agreements with Delphi, RSL and Safety National pursuant to which such entities will provide services and cede reinsurance business to the Company and Oracle Re during the organizational period of operations, as well as on an ongoing basis. Among these agreements are various reinsurance agreements, pursuant to which RSL and Safety National will, subject to the completion of the Rights Offering, cede to Oracle Re certain portions of their existing portfolios of employee benefits product insurance relating to their group employee benefit products, for an aggregate premium of approximately $116.0 million. Oracle Re is also currently in negotiations with RSL and Safety National with respect to the ceding of certain prospective risks by such companies to Oracle Re with aggregate annual premiums expected to range from $5.0 million to $10.0 million. The reinsurance agreements will be cancelable by Safety National or RSL, as the case may be, upon a Change of Control (as defined therein) of the Company. The failure to enter into, or the termination of, the reinsurance agreements would have a material adverse effect on the Company.

INTENSE REINSURANCE COMPETITION, POTENTIAL ADVERSE IMPACT FROM ABSENCE OF FINANCIAL RATING AND NON-ADMITTED STATUS

     The reinsurance industry is highly competitive. Oracle Re will compete with major domestic and foreign insurers and reinsurers, many of which have greater financial, marketing and management resources than will Oracle Re. Competition in the types of reinsurance business that Oracle Re intends to underwrite is based on many factors, including the perceived financial strength of the reinsurer, premium charges, other terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment and reputation and experience in the line of reinsurance to be written. Ultimately, this competition could affect Oracle Re's ability to attract business on terms having the potential to yield appropriate levels of profits.

     Neither Oracle Re nor the Company is rated by A.M. Best's or by any other insurance rating agency and is not expected to receive a rating until it has accumulated at least five consecutive years of representative operating performance. Insurance ratings are used by insurers and reinsurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, a ceding company's own rating may be adversely affected by the lack of a rating of its reinsurer. Therefore, the lack of a rating may dissuade a ceding company from reinsuring with Oracle Re and may influence a ceding company to reinsure with another company that has an insurance rating.

     Oracle Re is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, Oracle Re's reinsurance contracts are expected to require it to post a letter of credit or other security. Although the Company has received commitments from a commercial bank group for a standby letters of credit facility for the benefit of RSL and Safety National and the Company believes that Oracle Re will obtain a letter of credit facility on acceptable terms, there can be no assurance that Oracle Re will be able to obtain a standby letters of credit facility on commercially acceptable terms or if at all.

POTENTIAL REQUIREMENT TO LIQUIDATE ASSETS OF ORACLE RE

     The Company's reinsurance subsidiary, Oracle Re, is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Under the proposed terms of the reinsurance agreements between Oracle Re and RSL and Safety National, Oracle Re will be required to provide security, which it expects will be in the form of a standby letters of credit facility, to RSL and Safety National to support reinsurance recoverables owed to these reinsureds in a form acceptable to the insurance commissioners of the States of Illinois and Missouri, the domiciliary states of RSL and Safety National, respectively. The standby letters of credit facility will permit RSL and Safety National to take credit on their statutory financial statements for the reinsurance ceded to Oracle Re, either as an additional asset or as a reduction in liability. The Company has received commitments from a commercial bank group for a standby letters of credit facility, for the benefit of RSL and Safety National which is to be secured by Oracle Re's investment portfolio with an initial mark-to-market maintenance requirement of at least 140% of the facility amount as well as a negative pledge with respect to all other assets of Oracle Re. In the event that Oracle Re should default under the standby letters of credit facility, it may be required to liquidate all or a substantial portion of its investment portfolio and/or its other assets which have been pledged as security for this facility or otherwise secure its obligations to its reinsureds, which would likely have a material adverse effect on the business and operations of the Company and Oracle Re.

POTENTIAL ADVERSE CONSEQUENCES OF OPERATING IN ALTERNATIVE MARKET

     Oracle Re's products and services will compete with other products in the alternative insurance markets. Such competitive products include captive insurance companies, rent-a-captives, self-insurance plans and cash flow insurance products. Many of these competitive alternative market products are offered by companies with significantly greater financial and other resources than Oracle Re.

     Business conditions in the alternative insurance market in which the Company will compete are influenced by the traditional insurance market. Since the late 1980's, the rates in the traditional insurance market have been soft and the market has been characterized by excessive capital and competitive pricing which the Company believes will make it easier to structure programs because of the availability of coverage and decreased prices of reinsurance, but more difficult to attract potential participants and sell programs because of competition with traditional insurance products.

STRICT REGULATORY ENVIRONMENT

     Oracle Re is not licensed or otherwise authorized to transact the business of insurance in any jurisdiction except Bermuda. The insurance laws of each state of the United States and of many non-U.S. jurisdictions regulate the sale of insurance and reinsurance within their jurisdiction by insurers, such as Oracle Re, which are not admitted to do business within such jurisdiction. Oracle Re does not intend to maintain an office or to solicit, advertise, settle claims or conduct other activities which may constitute the transaction of the business of insurance in any jurisdiction in which it is not licensed or otherwise authorized to transact the business of insurance. Accordingly, Oracle Re does not believe that it will be in violation of insurance laws of any state in the United States or of any other non-U.S. jurisdiction. There can be no assurance, however, that inquiries or challenges relating to the activities of Oracle Re or the Company will not be raised in the future or that Oracle Re's location, regulatory status or restrictions on its activities resulting therefrom will not adversely affect its ability to conduct its business.

     In addition, RSL and Safety National are subject to insurance regulations in their domiciliary states, Illinois and Missouri, respectively, which limit or prohibit certain reinsurance transactions. Under these insurance regulations, certain reinsurance agreements (and modifications thereto) between Oracle Re and Safety National or RSL are subject to the approval of the Director of Insurance in their respective domiciliary state. RSL and Safety National have provided written notice of their intention to enter into the proposed reinsurance transactions and have received the approval from the insurance regulators in their respective domiciliary states. There can be no assurance, however, that the insurance regulators in the respective domiciliary states will not object to any future reinsurance transactions between RSL, Safety National and Oracle Re.

     From time to time, there have been congressional and other initiatives in the United States regarding the supervision and regulation of the insurance industry, including proposals to supervise and regulate alien reinsurers. While none of these proposals have been adopted to date on either the federal or state level, there can be no assurance that federal or state legislation will not be enacted subjecting Oracle Re to supervision and regulation in the United States, which could have a material adverse effect on Oracle Re. In addition, no assurance can be given that if Oracle Re were to become subject to any laws of the United States or any state thereof or of any other country at any time in the future, it would be in compliance with such laws. In general, the Bermuda statutes and regulations applicable to Oracle Re are less restrictive than those that would be applicable were it subject to the insurance laws of any state in the United States. See "Regulation -- Bermuda."

HOLDING COMPANY STRUCTURE AND DIVIDEND RESTRICTIONS

     The Company is a holding company with no operations or significant assets other than its ownership of the capital stock of Oracle Re. Future dividends and other permitted payments from Oracle Re are expected to be the Company's principal source of funds to pay expenses, including the payment of principal and interest on the Note, and to pay cash dividends on its capital stock, if any. Oracle Re's ability to pay cash dividends is subject to limitations imposed by the insurance laws and regulations of Bermuda, its jurisdiction of incorporation and domicile, and are expected to be limited by the proposed terms of the standby letters of credit facility. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Plan of Operation," "Regulation -- Bermuda" and Notes to Balance Sheet.

POTENTIAL INADEQUACY OF LOSS RESERVES

     Oracle Re will establish loss reserves for the ultimate payment of all losses and loss adjustment expenses ("LAE") incurred with respect to business written by it. The reserves for losses and LAE will include reserves for unpaid reported losses and LAE and for losses which have been incurred but have not yet been reported ("IBNR"). Under U.S. generally accepted accounting principles ("U.S. GAAP"), Oracle Re is not permitted to establish loss reserves for its employee benefit product reinsurance until an event or circumstance which may give rise to a claim occurs. Reserves are estimates involving actuarial and statistical projections at a given time to reflect Oracle Re's expectations of the costs of the ultimate settlement and administration of claims. The estimation of reserves by new reinsurers, such as Oracle Re, may be inherently less reliable than the reserve estimations of a reinsurer with a stable volume of business and an established loss history, although Oracle Re will have access to the historical loss experience of Safety National and RSL for their business that it reinsures. Actual losses and LAE paid may deviate, perhaps substantially, from estimates reflected in Oracle Re's loss reserves in its financial statements. If the loss reserves in respect of business written should be inadequate, Oracle Re will be required to increase loss reserves with a corresponding reduction in Oracle Re's net income in the period in which the deficiency is identified. In addition, under Bermuda statutory accounting, reinsurers may discount loss reserves and in the event there has been discounting of loss reserves, the statutory financial return and statutory financial statements shall include an opinion from a loss reserve specialist (i.e., an actuary) where compliance with statutory ratios is not possible on an undiscounted basis. There can, however, be no assurance that losses will not exceed Oracle Re's loss reserves and have a material adverse effect on the Company's financial condition or results of operations in a particular period. See "Proposed Business -- Reserves."

FLUCTUATIONS IN PRICE OF COMMON SHARES DUE TO VOLATILITY OF REPORTED EARNINGS

     The investment strategy proposed for the Company has historically involved risk levels comparable with that of bond indices. Bonds are the type of investment vehicle most typically held by insurance companies with liabilities similar to that of the Company. There can, however, be no assurance that future risk levels will not increase. In addition, to the extent that the Company invests in securities for which mark-to-market valuation changes will be reflected in the Company's statement of operations, it is anticipated that reported earnings for the Company will have a high degree of volatility. As such, quarterly and annual results may be difficult to predict. The result of this could be a reduction of security analysts' and news media's coverage or investor interest in the Company.

DISCRETIONARY AUTHORITY OF INVESTMENT ADVISORS AND INVESTMENT STRATEGY

     Oracle Re will enter into an investment advisory agreement (the "Investment Advisory Agreement") with Acorn Advisory Capital L.P. (the "Investment Advisor") pursuant to which the Investment Advisor will have discretionary authority with respect to its investments. The Company's success, therefor, will depend to a great extent on the ability of the Investment Advisor to select appropriate investments for Oracle Re and to allocate assets among investment managers. The initial term of the Investment Advisory Agreement is until December 31, 1998 and shall thereafter be automatically renewed for successive two-year terms, unless terminated on 60 days' notice by either the Company or the Investment Advisor.

     The Investment Advisor, together with its affiliates, has over fifteen years of experience managing multi-manager, multi-strategy programs with moderate levels of investment risk while achieving actual returns higher than expected for the level of investment risk assumed. No assurance can be given, however, that the returns on Oracle Re's investments will be similar to the past returns achieved by the Investment Advisor.

     The profitability of a significant portion of Oracle Re's investment program will depend, to a great extent, upon accurate assessment by the investment managers selected by the Investment Advisor of the future price movements of stocks, bonds and other financial instruments relative to other securities and/or relative to pertinent indices. There can be no assurance that the various investment managers with whom investments are made will be able to predict accurately these price movements.

     The success of any investment activity is affected by general economic conditions, which may affect the level and volatility of interest rates and the extent and timing of investor participation in the markets for both equity and interest-rate-sensitive securities. Unexpected volatility or illiquidity in the markets in which Oracle Re directly or indirectly holds positions could impair its ability to carry out its business or cause it to incur significant losses.

     The institutions, including brokerage firms and banks, with which Oracle Re (directly or indirectly) expects to do business, or to which securities will be entrusted for custodial purposes, may encounter financial difficulties that impair the operational capabilities or the capital position of Oracle Re or an entity in which it has invested. Oracle Re and the Investment Advisor will attempt to limit their transactions to well-capitalized and established banks and brokerage firms in an effort to mitigate such risks, but there can be no assurance that such transactions can be so limited, or that if limited in such manner, will result in a mitigation of risks.

POTENTIAL U.S. TAX CONSEQUENCES

     The Company and Oracle Re intend to operate their business in a manner that will not cause them to be viewed as engaged in a trade or business in the United States and, thus, will not require them to pay United States corporate income taxes (other than withholding taxes). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the United States Internal Revenue Service (the "IRS") will not contend successfully that the Company or Oracle Re is engaged in a trade or business in the United States. If the Company or Oracle Re were subject to U.S. income tax, the Company's shareholders' equity and earnings could be materially adversely affected. See "Certain Tax Considerations -- Taxation of the Company and Oracle Re -- United States."

     If Oracle Re has "related person insurance income" ("RPII"), determined on a gross basis, greater than or equal to 20% of such company's gross insurance income for any fiscal year, and if U.S. insureds or reinsureds or related persons to them directly or indirectly own 20% or more of the voting power or value of Oracle Re, each U.S. shareholder of the Company who owns Common Shares (directly or through foreign entities) on the last day of such fiscal year may be required to include in such shareholder's gross income for U.S. tax purposes a proportionate share of such RPII. RPII is income of Oracle Re attributable to insurance or reinsurance policies where the direct or indirect insureds are U.S. shareholders or are related to U.S. shareholders. RPII may be included in a U.S. shareholder's gross income whether or not such shareholder is a policyholder. While the Company intends to operate its business and monitor the direct and indirect ownership of its shares so that RPII is not reportable by its U.S. shareholders, due to the factual nature of the question and the absence of IRS regulations in the area, there can be no assurances of this result. See "Certain Tax Considerations -- Taxation of Shareholders -- United States Taxation of U.S. and Non-U.S. Shareholders."

     Each "United States shareholder" of a "controlled foreign corporation" ("CFC") must include in its gross income for United States federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. For these purposes, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own under applicable constructive ownership rules of the Internal Revenue Code of 1986, as amended (the "Code"), 10% or more of the total combined voting power of all classes of stock of a foreign corporation, will be considered to be a "United States shareholder." In general, a foreign insurance company such as Oracle Re is treated as a CFC only if such "United States shareholders" collectively own more than 25% of the total combined voting power or total value of the Company's shares for an uninterrupted period of 30 days or more during any tax year. The Company believes that, because of the dispersion of the Company's share ownership and because of the restrictions on voting rights under the Company's Bye-Laws, shareholders who acquire Common Shares in the Rights Offering will not be subject to treatment as "United States shareholders" of a CFC. There can be no assurance, however, that the CFC rules will not apply to shareholders of the Company. Accordingly, U.S. persons who might, directly or through attribution, acquire 10% or more of the Common Shares of the Company should consider the possible application of the CFC rules. See "Certain Tax Considerations -- Taxation of Shareholders -- Classification of the Company or Oracle Re as a Traditional Controlled Foreign Corporation."

ANTI-TAKEOVER CONSIDERATIONS

     The Company's Bye-Laws contain certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise. Pursuant to the Company's Bye-Laws, the Company's Board of Directors may by resolution establish one or more series of preferred shares having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further shareholder approval. In addition, the Company's Bye-Laws restrict certain "business combinations" between the Company and an "interested shareholder." While these provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the Board of Directors, they could have the effect of impeding or discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of the Company. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares. The Company's Bye-Laws will also have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent management. Such provisions include (i) providing for a staggered Board of Directors and (ii) limiting any person owning more than 9.5% of the outstanding Common Shares to voting power of 9.5%. See " -- Limitations on Voting," "Management -- Staggered Board and Committees of the Board" and "Description of Capital Stock -- The Bye-Laws." The provision in the reinsurance agreements to be entered into with RSL and Safety National which provides that they will have the right to terminate the agreement in the event of a Change of Control (as defined therein) of the Company may also have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties. See "Proposed Business -- Reinsurance Agreements with RSL and Safety National" and "Certain Relationship and Related Transactions."

POTENTIAL CONFLICTS OF INTEREST, TRANSACTIONS WITH AFFILIATES AND BUSINESS OPPORTUNITIES

     In connection with the organization, initial financing and commencement of operations of the Company, the Company and Oracle Re will enter into various agreements with Delphi, RSL and Safety National which will cover, among other things, investment advisory services for Oracle Re, reinsurance agreements, pursuant to which RSL and Safety National are expected to agree to cede to Oracle Re portions of their existing portfolio and certain ongoing risks relating to their group employee benefit products. Delphi, RSL and Safety National will also be party to various agreements with the Company with respect to, among other things, the Note.

     In addition, certain individuals who are directors of the Company and Oracle Re are directors or officers of Delphi, RSL and Safety National. Conflicts of interest could arise with respect to future transactions involving Delphi, RSL or Safety National, on the one hand, and the Company or Oracle Re, on the other hand, which may result in such transactions being negotiated not at arms' length. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to Delphi, RSL or Safety National, on the one hand, and the Company and Oracle Re, on the other hand. Delphi and its affiliates may seek to participate in business opportunities which may be suitable for the Company or Oracle Re.

PROPOSED LEGISLATION MAY NOT BE GRANTED

     Oracle Re is seeking a private act of the Bermuda Legislature in November 1997 (the "Private Act") which will, among other things, allow it to underwrite unsegregated insurance and reinsurance business and segregated cell business within the same entity. The Private Act will allow Oracle Re to create one or more cells or separate accounts (each, a "Separate Account") in which it will segregate premiums, investment income and losses from one or more policies and shall keep such funds separate and independent from other segregated and unsegregated funds of Oracle Re. The Private Act, if granted, generally will provide that the Separate Account is not chargeable with any liability arising from any other business of Oracle Re and will not be subject to claims arising out of other business Oracle Re may conduct. In the event that the Private Legislation is not granted, as to which there can be no assurance, Oracle Re will be unable to underwrite segregated cell business, which could limit the amount of insurance and reinsurance business underwritten by Oracle Re and have a material adverse effect on its business and results of operations. See "Proposed Business -- Proposed Legislation."

POTENTIAL INABILITY TO MEET MINIMUM LIQUIDITY RATIO

     The Insurance Act 1978 and related regulations (the "Act") provides that an insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. The Company intends to maintain significant investments in certain unquoted equity securities which assets will not automatically be regarded as Relevant Assets, as defined in the Act. However, the Company has made an application to the Minister through the offices of the Registrar and has received a letter from the Registrar indicating that there is sufficient evidence in Oracle Re's application to support a recommendation to the Minister that the said investments be treated as Relevant Assets on the basis that their underlying financial strength is sustained by assets that are quoted investments under the Act. However, the Registrar has noted in his letter that until such time as Oracle Re is registered under the Act and a formal application is made, the Minister's approval in this regard cannot be finalized. Oracle Re will be registered under the Act once it has received the contribution of the net proceeds of the Rights Offering from the Company. See "Use of Proceeds" and "Capitalization." Oracle Re believes that it will be successful in obtaining the permission of the Minister once it is registered because its application is substantially similar to other applications approved by the Minister in this context. In the event that the Minister's approval is not granted, as to which there can be no assurance, Oracle Re will be unable to record the unquoted equity securities as Relevant Assets for the purposes of meeting its minimum liquidity ratio under the Act which could potentially limit the amount of insurance business underwritten by it and may have a material adverse effect on its business and results of operations.

ABSENCE OF PUBLIC MARKET FOR COMMON SHARES

     Prior to the Rights Offering, there has been no public market for the Common Shares and there can be no assurance that an active trading market will develop and continue upon completion of the Rights Offering or that the market price of the Common Shares will not decline below the Exercise Price. The Exercise Price was selected by the Company as an appropriate per share price for initial trading purposes in light of the Company's desired capitalization. The Rights are non-transferable by the holders thereof and no public market for the Rights will develop.

NO ASSURANCE OF QUOTATION OF COMMON SHARES ON NASDAQ

     Although the Company has applied for quotation of the Common Shares on Nasdaq, the Common Shares have not been approved for quotation by Nasdaq and there can be no assurance that the Common Shares will be accepted for quotation by Nasdaq. Initial listing on Nasdaq generally requires, among other things, that (i) the Company have at least $4.0 million in "net tangible assets" (total assets less total liabilities and goodwill), $50.0 million in market capitalization or $750,000 in net income (in the latest fiscal year or two of the last three fiscal years), (ii) there be at least 1,000,000 shares in the public float valued at $5.0 million or more, (iii) the minimum bid price of the Common Shares be $4.00 per share, (iv) the Common Shares have at least three active market makers, (v) the Company has at least one year of operating history (which Nasdaq has advised may be met pursuant to the terms of the reinsurance arrangements between the Company and each of Safety National and RSL) or $50.0 million in market capitalization and (vi) the Common Shares be held by at least 300 holders, each with 100 shares or more. Although the Rights Offering is conditioned upon the purchase of at least 599,500 Common Shares upon the exercise of Rights, the Rights Offering is not conditioned upon any minimum number of holders, and, accordingly, there can be no assurance that the Company will be able to comply with the listing requirements for inclusion of the Common Shares on Nasdaq enumerated in the foregoing clauses (ii) and (vi).

RISKS OF QUOTATION ON NASD'S "ELECTRONIC BULLETIN BOARD"

     If the Company is unable to satisfy Nasdaq's initial quotation requirements, trading in the Common Shares would be conducted in the over-the-counter market in the so-called "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board." Consequently, the liquidity of the Common Shares could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company and lower prices for the Common Shares than might otherwise be obtained. Quotation on the NASD's "Electronic Bulletin Board" is effected by voluntary quotations by brokers that could be withdrawn at any time. The Company is currently pursuing discussions with several brokers concerning the making of quotations in the Common Shares.

RISKS OF LOW-PRICED STOCK

     If the Company's securities were not listed on Nasdaq (see "No Assurance of Quotation of Common Shares of Nasdaq"), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers to sell any of the securities acquired hereby in the secondary market.

     Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Common Shares will qualify for exemption from these restrictions. In any event, even if the Common Shares were exempt from such restrictions, they would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Common Shares were subject to the rules on penny stocks, the market liquidity for the Common Shares could be severely adversely affected.

SHARES ELIGIBLE FOR FUTURE SALES

     While the Company and the Standby Purchasers have not entered into any agreement which would require the Company to file a registration statement covering such resales, any future sales of substantial amounts of the Standby Commitment Shares by the Standby Purchasers, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares. Although the Company can make no prediction as to the effect, if any, that such sales of Common Shares would have on the market price prevailing from time to time, sales of substantial amounts of Common Shares, or the availability of such shares for sale, could adversely affect prevailing market prices.

LIMITATIONS ON VOTING

     The Company's Bye-Laws contain certain provisions that limit the voting rights that may be exercised by certain holders of Common Shares. The Bye-Laws provide that each holder of Common Shares is entitled to one vote per share on all matters submitted to a vote of shareholders, except that if, and so long as, the Controlled Shares of any person constitute 9.5% or more of the issued and outstanding Common Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of 9.5%, pursuant to a formula specified in the Bye-Laws. See "Description of Capital Stock -- Common Shares -- Limitation on Voting Rights."

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

     The Company is organized pursuant to the laws of Bermuda. In addition, certain of the directors and officers of the Company, as well as certain of the experts named herein, reside outside the United States, and all or a substantial portion of their assets, and all of the assets of the Company, at any one time are or may be located in jurisdictions outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons who reside outside the United States or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities laws. See "Enforceability of Civil Liabilities Under United States Federal Securities Laws."

                              THE RIGHTS OFFERING

     The Company is granting, at no cost, to the holders of the outstanding Delphi Common Stock and holders of options to purchase Delphi Common Stock, of record at the close of business on the Record Date, Rights to purchase up to an aggregate of approximately 2,050,000 Common Shares.

     Each record holder of Delphi Common Stock and options to purchase Delphi Common Stock will receive one Right for every ten shares of Delphi Common Stock and options to purchase Delphi Common Stock owned on an aggregate basis on the Record Date. Each Right will entitle the holder to purchase one Common Share at a purchase price of $10.25 per share (the "Exercise Price").

     As of the close of business on October 31, 1997, there were approximately 19,017,206 shares of Delphi Common Stock and 1,373,609 options (including 73,440 deferred shares) to purchase Delphi Common Stock outstanding. Accordingly, subject to changes in the number of outstanding shares of Delphi Common Stock and options to purchase Delphi Common Stock, a total of approximately 2,050,000 Rights are expected to be issued to holders of Delphi Common Stock and options to purchase Delphi Common Stock outstanding on the Record Date.

     BACKGROUND. The Company has determined to proceed with the Rights Offering as a means for the Company to raise financing. The Company believes that the Rights Offering will result in several advantages over a traditional initial public offering, including the opportunity to offer its Common Shares to investors who, as shareholders and option holders of Delphi, already have some knowledge of the insurance business, the opportunity to achieve a broader distribution to a more stable shareholder base and the minimization of underwriting discounts and commissions.

     Prior to the Rights Offering, there has been no public market for the Common Shares or the Rights, and there can be no assurance that a public market for the Common Shares will develop following completion of the Rights Offering. No public market will develop for the Rights. Consequently, the Exercise Price was selected by the Company as an appropriate per share price for initial trading purposes in light of the Company's desired capitalization.

     EXERCISE PRIVILEGE. Each Right will entitle the holder thereof to receive, upon payment of the Exercise Price, one Common Share, subject to the restrictions described herein (the "Exercise Privilege").

     NO FRACTIONAL RIGHTS. No fractional Rights will be issued in the Rights Offering and a holder of a number of shares of Delphi Common Stock and options to purchase shares of Delphi Common Stock not evenly divisible by ten will be entitled to receive the next higher whole number of Rights. For purposes of this rounding process, record holders of shares of Delphi Common Stock known to be acting as nominees for beneficial holders of shares of Delphi Common Stock will be disregarded, and the rounding process will take place with respect to the aggregate holdings of shares of Delphi Common Stock by the beneficial holder.

     EXPIRATION DATE. The Rights Offering will terminate, and the Rights will expire, at 5:00 p.m., New York City time, on January 22, 1998, unless extended by the Company (the "Expiration Date"). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by BankBoston, N.A. (the "Rights Agent") after the Expiration Date, regardless of when the documents relating to such exercise were sent.

     NON-TRANSFERABILITY OF RIGHTS. The Rights are not transferable by the holders thereof, and may only be exercised prior to the Expiration Date by the holders thereof.

     CONDITIONS TO THE RIGHTS OFFERING. The Rights Offering is conditioned upon the purchase of at least 599,500 Common Shares upon exercise of the Rights. In the event that such number of shares is not subscribed for pursuant to the Rights or the Standby Agreement, the Rights Agent will promptly return, without interest, all funds received in payment of the Exercise Price.

     METHOD OF EXERCISING RIGHTS. Rights may be exercised by completing and signing the "Election to Purchase" form that appears on the back of each Rights certificate. The completed and signed "Election to Purchase" form, accompanied by payment in full of the Exercise Price for all shares for which the Exercise

Privilege has been exercised, must be received by the Rights Agent on or before the Expiration Date. The Company will not be obligated to honor any purported exercise of Rights received by the Rights Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent.

     Therefore, the Company and Delphi suggest, for the holders' protection, that Rights be delivered to the Rights Agent by overnight or express mail courier, or, if mailed, by registered mail. The Rights and Exercise Price, if any, should be mailed or delivered to the Rights Agent as follows:

          By First Class Mail, Hand or Overnight/Express Mail Courier:

                                BankBoston, N.A.
                              70 Campanelli Drive
                         Braintree, Massachusetts 02814

Payment of the Exercise Price must be made in U.S. dollars by cash, check or money order payable to "State Street Bank and Trust Company." BankBoston, N.A. will serve as the escrow agent of the Delphi International Escrow Account.

     A holder of Rights who purchases less than all the Common Shares represented by his Rights certificate will receive from the Rights Agent a new Rights certificate representing the balance of the unsubscribed Rights, to the extent that the Rights Agent is able to reissue a Rights certificate prior to the Expiration Date.

     Certificates representing the Common Shares purchased by exercising the Exercise Privilege will be issued as soon as practicable after the Expiration Date. All funds received by the Rights Agent in payment of the Exercise Price will be retained in escrow by the Escrow Agent and will not be delivered to the Company until the certificates representing Common Shares have been issued.

     Record holders of shares of Delphi Common Stock who hold such shares for the account of others (e.g., brokers or depositories for securities), and who thus receive Rights certificates representing Rights for the account of more than one beneficial owner, should provide such beneficial owners with copies of this Prospectus and should ascertain and execute on their behalf the intentions of such beneficial owners as to the exercise or transfer of such Rights.

     All questions as to the validity, form, eligibility (including times of receipt and beneficial ownership) and acceptance of subscription forms and the Exercise Price will be determined by the Company, whose determination will be final and binding. Once made, subscriptions are irrevocable, and no alternative, conditional or contingent subscriptions will be accepted. The Company reserves the absolute right to reject any or all purchases not properly submitted or the acceptance of which would, in the opinion of its counsel, be unlawful. The Company also reserves the right to waive any irregularities (or conditions) and its interpretations of the terms (and conditions) of the Rights Offering shall be final and binding. Any irregularities in connection with purchases must be cured within five business days of the giving of notice of defect by the Rights Agent, but not later than the Expiration Date, unless waived by the Company. The Company, Delphi and the Rights Agent are not under any duty to give notification of defects in such subscriptions and will not have any liability for failure to give such notifications. Exercises will not be deemed to have been made until such irregularities have been cured or waived, and rejected exercises and the Exercise Price paid therefor, without interest, will be returned promptly by the Rights Agent to the appropriate holders of the Rights.

     INVESTOR INFORMATION. Investors who desire additional copies of this Prospectus or additional information should contact Customer Service at BankBoston, N.A., telephone number (800) 426-5523.

     STANDBY AGREEMENT. The Company and the Standby Purchasers have entered into the Standby Agreement pursuant to which the Standby Purchasers have agreed to purchase, and the Company has agreed to sell 900,500 Common Shares (the "Standby Commitment Shares") on the Expiration Date at the Exercise Price. The obligations of the Standby Purchasers and the Company under the Standby Agreement are conditioned on the purchase of at least 599,500 Common Shares upon the exercise of the Rights. In addition, the number of Standby Commitment Shares will be reduced on a share by share basis (but not below 150,000 Common Shares) to the extent that more than 1,149,500 Common Shares are purchased upon the exercise of Rights. To the extent that this reduction results in less than 900,500 Common Shares being purchased by the

Standby Purchasers, 150,000 Common Shares (the "Minimum Standby Commitment Shares") will be purchased by certain of the Standby Purchasers (the "Minimum Standby Purchasers") and any remaining Common Shares will be purchased by the other Standby Purchasers, pro-rata to their commitments. The aggregate number of Common Shares sold pursuant to the Rights and pursuant to the Standby Agreement will not exceed 2,200,000 Common Shares. Delphi will finance 50% of the purchases made by substantially all of the Minimum Standby Purchasers of Common Shares represented by their Rights and their Standby Commitment Shares, which will total 273,486 Common Shares if such Minimum Standby Purchasers exercise all of their Rights and purchase all of their Standby Commitment Shares. All of such Common Shares will be pledged to Delphi and Delphi will obtain a security interest in such shares. See "Certain Relationships and Related
Transactions -- Standby Agreement."

     The Company has entered into the Standby Agreement to provide additional assurance that, if the minimum required 599,500 Common Shares underlying Rights are sold, the Company would, with the sale of the Standby Commitment Shares, sell at least 1,500,000 Common Shares. Following completion of the Rights Offering, (a) assuming that all of the Rights issued in the Rights Offering are exercised by the holders thereof, 150,000 Common Shares are issued to the Standby Purchasers (the "Additional Shares") and 2,200,000 Common Shares are outstanding following the completion of the Rights Offering, the Standby Purchasers will beneficially own, in the aggregate, approximately 42.5% of the Common Shares of the Company and (b) assuming that 900,500 Standby Commitment Shares are issued to the Standby Purchasers, 1,149,500 Common Shares are issued upon exercise of Rights by the holders thereof and 2,050,000 Common Shares are outstanding following completion of the Rights Offering, the Standby Purchasers will beneficially own, in the aggregate, approximately 82.3% of the Common Shares of the Company. See "Certain Relationships and Related
Transactions -- Standby Agreement."

     Delphi has agreed to provide five year loans to Messrs. Elenowitz and Smith, directors of the Company, for 50% of the cost of their purchases of Common Shares and to provide certain other Minimum Standby Purchasers with similar loans of up to $356,111 in the aggregate to purchase the Common Shares represented by their Rights and their Minimum Standby Commitment Shares and up to a further $132,738 to the extent that additional portions of their Standby Commitments are utilized. The maximum amount that Delphi will lend to Messrs. Elenowitz and Smith is $781,296 and $131,472, respectively, and the maximum amount that Delphi will lend to the other Minimum Standby Purchasers as a group is $488,848. As a result, the maximum amount that Delphi will lend to the Minimum Standby Purchasers is $1,401,616. Interest on such loans will be paid at the interest rate charged Delphi by its commercial banking group (currently LIBOR plus 0.45%) and payments of interest and principal will be deferred until maturity. All of the Common Shares purchased by such Minimum Standby Purchasers shall be pledged to Delphi to secure the loan to each such Minimum Standby Purchaser and Delphi will have recourse only against such Common Shares. As a result of the loans and if such Minimum Standby Purchasers exercise all of their Rights and purchase all of their Standby Commitment Shares, 273,486 Common Shares will be pledged to Delphi and Delphi will obtain a security interest in such shares. The Company believes that these Minimum Standby Purchasers have the ability to repay these loans. Delphi will not, however, assume ownership of the Common Shares as a result of such pledge. To secure repayment obligations, Delphi may cause these Minimum Standby Purchasers to sell the Common Shares purchased pursuant to such financing and to remit the proceeds to Delphi in full satisfaction of the loan. Any sales of Common Shares will be made pursuant to a registration statement declared effective by the Securities and Exchange Commission or pursuant to an exemption from registration. See "Certain Relationships and Related Transactions -- Standby Agreement."

       FEDERAL INCOME TAX CONSEQUENCES. The following summary of the material federal income tax consequences affecting holders of Delphi Common Stock and options to purchase shares of Delphi Common Stock receiving Rights in the Rights Offering under the Code is based upon current law and is the opinion of Baker &
McKenzie:

       DISTRIBUTION OF RIGHTS TO HOLDERS OF DELPHI COMMON STOCK. It is possible that the IRS may hold that the receipt of the Rights by the holders of Delphi Common Stock constitutes a distribution of "property" by Delphi to its shareholders, although it is Baker & McKenzie's opinion that no such distribution occurs because the Rights do not constitute the property of Delphi, but rather the property of the Company. If the IRS were to successfully hold that the Rights should be considered "property" of Delphi within the meaning of Section 317(a) of the Code, the federal income tax consequences of a distribution of the Rights to holders of Delphi Common Stock would be as follows: (i) each noncorporate holder of Delphi Common Stock would be deemed to have received a distribution from Delphi, generally taxable as ordinary dividend income, in an amount equal to the fair market value (if any) of the Rights, as of the date of distribution, (ii) each corporate shareholder of Delphi Common Stock would be deemed to have received a distribution from Delphi (generally taxable as a dividend subject to the dividends-received deduction for corporations (generally 70%, but 80% under certain circumstances)) in an amount equal to the fair market value (if any) of the Rights, as of the date of distribution; and (iii) the tax basis of the Rights in the hands of each holder (whether corporate or noncorporate) of Delphi Common Stock would be equal to the fair market value (if any) of the Rights as of the date of distribution.

     Since the fair market value of the Rights would determine the amount of taxable income deemed received by the holders of Delphi Common Stock, the determination of the fair market value of each Right as of the date of distribution is critical. The Exercise Price was selected by the Company as an appropriate per share price for initial trading purposes in light of the Company's desired capitalization. Based on this fact and because Delphi views the Rights as merely a mechanism that permits the purchase of the Common Shares, the Company's Board of Directors believes that the per share value of Common Shares represented by the Rights at the date of the commencement of the Rights Offering approximates the Exercise Price, and that the Rights should have no value for federal income tax purposes. However, the Internal Revenue Service is not bound by this determination.

       EXERCISE OF RIGHTS. Holders of Rights, whether corporate or noncorporate, will recognize neither gain nor loss upon the exercise of the Rights. A holder of Rights who receives Common Shares upon the exercise of the Rights will acquire a tax basis in such shares equal to the sum of the Exercise Price paid under the Rights Offering and the tax basis (if any) of the holder of Rights in the Rights.

       NON-EXERCISE OF RIGHTS. The income tax treatment applicable to holders of Rights who fail to exercise their Rights prior to the Expiration Date is set forth in Section 1234 of the Code. Holders of Rights who allow their Rights to lapse are deemed under the Code to have sold their Rights on the date on which the Rights expire. Since upon such lapse no consideration will be received by a holder of Rights, and since the Rights will have been held for not longer than one year, a short-term capital loss equal to the tax basis (if any) in the Rights will be sustained by the holder on such lapse, provided that Common Shares subject to the Rights would have been capital assets in the hands of the holder had they been acquired by him.

     Because of the complexity of the provisions of the Code referred to above and because tax consequences may vary depending upon the particular facts relating to each holder of Delphi Common Stock, such holder should consult their own tax advisors concerning their individual tax situations and the tax consequences of the Rights Offering under the Code and any applicable state, local or foreign tax laws.

                                USE OF PROCEEDS

     The minimum and maximum net proceeds from the Rights Offering are estimated to be approximately $14.6 million (the "Minimum Net Proceeds") and $21.8 million (the "Maximum Net Proceeds"), respectively. In the event that the Minimum Net Proceeds are raised pursuant to the Rights Offering, the Company intends to contribute approximately $13.0 million of such net proceeds to Oracle Re, which will be used by Oracle Re to support its insurance operations, including increasing its statutory capital to support its underwriting capacity, and approximately $1.6 million of such net proceeds will be used by the Company for working capital and general corporate purposes. The Company believes that it will be able to implement its business strategy in the event that the Minimum Net Proceeds are raised in the Rights Offering. Any additional proceeds raised pursuant to the Rights Offering will primarily be contributed to Oracle Re, to be utilized as described in the preceding sentence, and, to a lesser extent, will be used by the Company for working capital and general corporate purposes. In the event that the Maximum Net Proceeds are raised pursuant to the Rights Offering, the Company intends to contribute approximately $20.2 million of such net proceeds to Oracle Re, which will be used by Oracle Re to support its insurance operations, including increasing its statutory capital to support its underwriting capacity, and approximately $1.6 million of such net proceeds will be used by the Company for working capital and general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 2, 1997.

                                                                                     ACTUAL
                                                                                 --------------
                                                                                 (IN THOUSANDS)
Long-term debt.................................................................     $     --
Shareholders' equity:
  Preferred Shares, par value $.01 per share, 5,000,000 shares authorized; none
     issued....................................................................           --
  Common Shares, par value $.01 per share 10,000,000 shares authorized;
     1,200,000 shares outstanding, actual......................................           12
  Additional paid-in capital...................................................           --
  Retained earnings............................................................           --
                                                                                     -------
     Total shareholders' equity................................................           12
                                                                                     -------
          Total capitalization.................................................     $     12
                                                                                     =======

                                DIVIDEND POLICY

     The Board of Directors of the Company does not intend to pay cash dividends on the Common Shares in the foreseeable future. The Company intends to retain all earnings, if any, for use in the operations of the Company's business, including the payment of principal and interest on the Note. The declaration and payment of cash dividends in the future, if any, will be at the discretion of the Board of Directors and will depend upon the Company's results of operations and cash flows, the financial position and capital requirements of Oracle Re, general business conditions, legal, tax and regulatory restrictions on the payment of dividends and other factors the Board of Directors deems relevant. While the Company is not itself subject to any significant legal prohibitions on the payment of dividends, Oracle Re is subject to Bermuda regulatory constraints which affect its ability to pay dividends to the Company.

     In accordance with Bermuda statutes and regulations, Oracle Re is prohibited from paying dividends or other distributions unless after such payment the amount by which its general business assets exceed its general liabilities is the greatest of the following amounts: (i) $1.0 million; (ii) an amount equal to 20% of the first $6.0 million of net written premiums in the subject year plus 15% of all net written premiums in excess thereof in the subject year; or (iii) an amount equal to 15% of the reserves for losses and loss adjustment expenses reflected in the balance sheet at the date of determination.

     Oracle Re may not declare and pay a dividend or make a distribution out of contributed surplus or other assets legally available for distribution if after the payment of such dividend or distribution Oracle Re will not meet the minimum solvency margin and minimum liquidity ratio as detailed above.

     Further, in accordance with Bermuda statutes, before reducing by 15% or more its total statutory capital as set out in its previous year's financial statement, a Class 3 insurer, such as Oracle Re, must apply to the Minister of Finance (the "Minister") for his approval and is obliged to provide such information in connection therewith as the Minister may require. Accordingly, there is no requirement or assurance that dividends will be declared or paid in the future. See "Regulation -- Bermuda" and "Description of Capital Stock -- Common Shares -- Dividend Rights."

     The standby letters of credit facility is expected to restrict the ability of Oracle Re to pay dividends to the Company in any year to the greater of (i) 50% of the prior year's net income or (ii) the prior year's net income up to $3.0 million. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND PLAN OF OPERATION

GENERAL

     The Company was formed on September 2, 1997 under the laws of Bermuda and accordingly has no operating history.

LIQUIDITY AND CAPITAL RESOURCES

     The Company will rely primarily on cash dividends from Oracle Re, the net proceeds from the Note and the net proceeds from the Rights Offering to pay its operating expenses. The payment of dividends by Oracle Re to the Company is indirectly limited under Bermuda insurance law and will be limited by the terms of the standby letters of credit facility. The Insurance Act 1978 and related regulations requires Oracle Re to maintain a minimum solvency margin and minimum liquidity ratio. See "Dividend Policy" and "Regulation -- Bermuda -- Minimum Liquidity Ratio and -- Restriction on Dividends."

     Oracle Re is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, Oracle Re's reinsurance contracts require it to post a letter of credit or other security. Although the Company has received commitments from a commercial bank group for a standby letters of credit facility for the benefit of RSL and Safety National, and Oracle Re believes it will obtain a letter of credit facility on terms acceptable to the Company, there can be no assurance that Oracle Re will be able to obtain a standby letters of credit facility on commercially acceptable terms or if at all.

     Both RSL and Safety National intend, subject to the completion of the Rights Offering, to participate in various reinsurance arrangements with Oracle Re and to cede to Oracle Re portions of their existing portfolios of employee benefits product insurance relating to their group employee benefit products for an aggregate premium of approximately $116.0 million. Oracle Re is also currently in negotiations with RSL and Safety National with respect to the ceding of certain prospective risks by such companies to Oracle Re with aggregate annual premiums expected to range from $5.0 million to $10.0 million.

     RSL has agreed, subject to completion of the Rights Offering, to cede a portion of its liabilities under group long-term disability claims incurred prior to January 1, 1996 to Oracle Re on a quota share basis for a one-time premium of approximately $40.7 million, less a one-time ceding commission of approximately $5.7 million and federal excise tax due in the amount of approximately $400,000, resulting in a net premium to Oracle Re of approximately $34.6 million. RSL will be entitled to share in a portion of the investment return of Oracle Re on such reinsurance. On an annual basis, RSL will receive an amount equal to the lesser of (a) 70% of the amount by which the investment return exceeds 6% or (b) 2% of Oracle Re's average reserves carried with respect to the agreement.

     Safety National has agreed, subject to completion of the Rights Offering, to cede a portion of its liabilities under excess workers' compensation and casualty business claims incurred prior to January 1, 1997 to Oracle Re on an excess of loss basis. On excess workers' compensation, Safety National will cede its net losses sustained in excess of $590.9 million, subject to an aggregate limit of $185.1 million. On casualty business, Safety National will cede its net losses sustained in excess of $80.0 million subject to an aggregate limit of $5.0 million. Safety National shall pay a one-time premium in the amount of $81.0 million for such coverage. Safety National will be entitled to share in a portion of the annual investment return of Oracle Re on such reinsurance, and on an annual basis, Safety National will receive an amount equal to 70% of the first 3% of the amount by which the investment return exceeds 5%. Safety National will also be entitled to share in the annual underwriting cash flow profit produced by the reinsurance agreement, and on an annual basis, Safety National will receive an underwriting cash flow profit equal to 1.35% of the difference between gross premium received and the cumulative losses paid by Oracle Re, compounded at a 5% growth rate. At the inception of the agreement, Oracle Re will pay an advance underwriting cash flow profit commission in the amount of $16.0 million to Safety National. This advance commission shall be used to pay the underwriting cash flow profit commissions earned under the agreement. In the event the underwriting cash flow profit commissions earned do not reduce the advance underwriting cash flow profit to zero, Safety National shall retain such advance until all losses are paid under the agreement. Oracle Re shall also pay the federal excise tax of $810,000 due. The net funds paid by Safety National to the Company will be approximately $64.2 million.

     It is anticipated that the cash generated from the Company's investment portfolio will be sufficient to pay losses, profit commissions and expenses for the foreseeable future. The Company plans to account for these arrangements as reinsurance transactions under Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts." As such, the loss reserves assumed will be discounted based upon a rate that is no higher than the risk-free rate of return for investments with a similar duration to those of the liabilities assumed. Assuming these arrangements were in place, the estimated amount of loss reserves assumed by Oracle Re would be approximately $114.0 million.

     Oracle Re is also currently in negotiations with RSL and Safety National with respect to the ceding of certain prospective risks by such companies to Oracle Re with aggregate annual premiums expected to range from $5.0 million to $10.0 million. The terms of such negotiations have not been finalized and there can be no assurance that Oracle Re and RSL or Safety National will reach agreement with respect to such reinsurance.

     Oracle Re is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Under the terms of the reinsurance agreements between Oracle Re and RSL and Safety National, Oracle Re is required to provide security, which it expects will be in the form of a standby letters of credit facility, to RSL and Safety National to support reinsurance recoverables owed to these reinsureds in a form acceptable to the insurance commissioners of the States of Illinois and Missouri, the domiciliary states of RSL and Safety National, respectively. The standby letters of credit facility will permit RSL and Safety National to take credit on their statutory financial statements for the reinsurance ceded to Oracle Re, either as an additional asset or as a reduction in liability. The Company has received commitments from a commercial bank group for a standby letters of credit facility, for the benefit of RSL and Safety National which is to be secured by Oracle Re's investment portfolio with an initial mark-to-market maintenance requirement of at least 140% of the facility amount as well as a negative pledge with respect to all other assets of Oracle Re. In the event that Oracle Re should default under the standby letters of credit facility, it may be required to liquidate all or a substantial portion of its investment portfolio and/or its other assets which have been pledged as security for this facility or otherwise secure its obligations to its reinsureds, which would likely have a material adverse effect on the business and operations of the Company and Oracle Re.

     The Company intends to enter into an agreement with Delphi, RSL and Safety National pursuant to which such entities will agree to purchase the Note from the Company in the aggregate principal amount of $30.0 million concurrently with the completion of the Rights Offering. The Note will bear simple interest at a rate of 9.0% per annum, and will become payable thirty years from issuance. The Company will have the option during any five year period to make semi-annual interest payments through the issuance of additional promissory notes in lieu of cash payments. Delphi will grant the Company an option, exercisable during the five year period after issuance of the Note, to borrow an additional $5.0 million on the same terms. The payment by the Company of the principal of and interest on the Note shall be subordinated and junior in right of payment to the prior payment in full of the senior indebtedness of the Company, whether presently outstanding or thereafter incurred. The Company does not currently have any senior indebtedness outstanding.

     The primary sources of liquidity for Oracle Re will be net cash flow from the maturity or sale of investments by Oracle Re and operating activities of Oracle Re, primarily premiums received.

     The Company does not currently have any material commitments for any capital expenditures over the next 12 months.

     The Company expects that its financing and operational needs for the foreseeable future will be met by the proceeds of the Rights Offering, proceeds of the Note, as well as by funds generated from operations after commencement. However, no assurance can be given that the Company will be successful in the implementation of its start-up plan. See "Risk Factors -- No Operating History."

     Oracle Re's investment strategy will focus on the management of its asset and liability durations. Since Oracle Re's initial reinsurance transactions will involve liabilities with long-term durations, Oracle Re will be able to invest its assets in long-term duration investments. Oracle Re's investment objective is to maximize returns while focusing on the preservation of capital, diversification of risk and liquidity of investments. Oracle Re's assets will be allocated among a number of various investment managers with expertise in utilizing different investment strategies. These broad strategies include, among others, diversified hedging, hedged equity, common stock/specialized trading, short selling, risk arbitrage, distressed securities, futures and commodities and foreign securities investing. The managers primarily will invest the assets in a variety of marketable securities and other liquid assets, which may include derivative instruments. Oracle Re will invest through the investment vehicles of the managers (generally in the form of a corporation or partnership) or through managed accounts. Oracle Re will be able to redeem its investment from substantially all the investment vehicles on at least an annual basis with many of the managers providing quarterly or more frequent liquidity. Oracle Re's multi-manager, multi-strategy approach combines lower risk and higher risk strategies in a program that is designed to produce capital appreciation with reduced volatility.

     The identification of and allocation to strategies will vary from time to time based on a number of factors including assessing the current economic environment and outlook for profitability for each strategy, evaluating the liquidity and credit risks of the securities involved, estimating the volatility of the expected return and quantifying the correlation among strategies to achieve meaningful diversification.

EFFECTS OF INFLATION

     The effects of inflation on the Company will be implicitly considered in pricing and estimating reserves for unpaid losses and LAE. The actual effects of inflation on the results of the Company cannot be accurately known until claims are ultimately settled.

                               PROPOSED BUSINESS

GENERAL

     Following the completion of the Rights Offering, the Company, a newly-formed Bermuda insurance holding company, will provide, through its wholly-owned subsidiary, Oracle Re, excess of loss and quota share reinsurance primarily for group employee benefit insurance products, including group long-term disability and excess workers' compensation insurance, offered by RSL and Safety National, insurance affiliates of Delphi. The Company will also seek to expand its customer base and to develop additional products and services. The Company has been organized to take advantage of reinsurance and alternative risk market opportunities that it believes exist in the Bermuda market. See "The Bermuda Market."

     The Company, through its wholly-owned subsidiary, Oracle Re, also intends to provide risk financing products to clients seeking an alternative to traditional commercial insurance for certain risk exposures. These risk financing products include a retention by the client of a significant amount of its loss exposure, the transfer of more unpredictable layers of loss to insurers and a greater involvement by the client in risk management and loss prevention and loss control. Oracle Re will offer these products in the so-called "alternative market," which has developed in response to the volatility in cost and availability of traditional commercial insurance coverage. The Company intends to provide products through a facility frequently referred to as a "rent-a-captive," which is designed to provide insureds with certain of the benefits available through captive insurance companies without the administrative costs and capital commitment necessary to establish and operate their own captive insurance company. Oracle Re will offer its rent-a-captive facility to clients of Safety National to manage their workers' compensation exposures and may thereafter offer these services to additional clients and other insurance exposures.

REGULATORY STATUS OF ORACLE RE

     In September 1997, the Bermuda Registrar of Companies (Insurance Division) and the Insurers Admissions Committee of Bermuda reviewed Oracle Re's application for licensing as a Class 3 and long-term insurance company. During such reviews, the application was approved and, upon the due capitalization of Oracle Re, which is to occur upon the consummation of the Rights Offering, together with the filing of certain prescribed forms and the payment of certain fees, Oracle Re will be issued a registration certificate under the Insurance Act 1978 as a Class 3 and long-term Bermuda exempted insurer. Accordingly, although Oracle Re has been incorporated under the laws of Bermuda, it is not currently licensed to underwrite, although it has received all required permissions to do so subject to its capitalization. The Rights Offering is conditioned upon the purchase of at least 599,500 Common Shares upon the exercise of Rights and, in such event, the Company will receive net proceeds of approximately $14.6 million from the sale of such number of shares and the sale of 900,500 Standby Commitment Shares. Oracle Re will commence underwriting business immediately upon being licensed to do so which the Company anticipates will be the date upon which this Rights Offering is completed and the proceeds therefrom are contributed by the Company to Oracle Re.

RELATIONSHIP WITH DELPHI FINANCIAL GROUP, INC.

     Delphi is an insurance holding company engaged through RSL and Safety National in offering a diverse portfolio of group employee benefit insurance products, including life, short-term and long-term disability, excess workers' compensation, special accident and dental insurance. RSL also offers asset accumulation products, primarily annuities, to individuals and groups. Delphi is publicly traded on the New York Stock Exchange and as of September 30, 1997, had approximately $3.1 billion in total assets and a market capitalization of approximately $800.0 million.

     RSL and Safety National have agreed, subject to the completion of the Rights Offering, to participate in various reinsurance arrangements with Oracle Re and to cede to Oracle Re portions of their existing portfolios of employee benefits product insurance relating to their group employee benefit products, for an aggregate premium of approximately $116.0 million. Oracle Re is also currently in negotiations with RSL and Safety

National with respect to the ceding of certain prospective risks by such companies to Oracle Re with aggregate annual premiums expected to range from $5.0 million to $10.0 million.

     RSL is engaged in the sale of life, accident and health insurance products targeted principally to the group employee benefits market. RSL insures groups ranging from ten to more than 1,000 individuals, although the typical size of the insured groups is between 100 to 300 individuals. In underwriting its group employee benefit products, RSL tends to avoid concentrations of business in any particular industry segment or geographic area. RSL is rated "A- (Excellent)" by A.M. Best, an independent insurance industry rating organization, and its claims-paying ability is rated "A (Good Financial Security)" by Standard & Poor's.

     Safety National is an insurance specialist providing excess workers' compensation and insurance products to the self-insured market. Safety National, founded in 1942, is licensed in all 50 states and is one of the oldest continuous writers of excess workers' compensation insurance in the United States. Safety National's excess workers' compensation products provide coverage to employers and groups who self-insure their workers' compensation risks. The coverage underwritten by Safety National applies to losses in excess of the applicable self-insured retentions or deductibles of employers and groups whose workers' compensation claims are generally handled by third-party administrators and is principally targeted to mid-size companies and association groups, particularly small municipalities, hospitals and schools. These target markets tend to be less prone to catastrophic workers' compensation exposures and are less price sensitive than larger account business. Safety National is rated "A (Excellent)" by A.M. Best and its claims-paying ability is rated "A (Good Financial Security)" by Standard & Poor's.

     Delphi and its affiliates are expected to enter into various agreements with the Company and Oracle Re which will cover, among other things, investment advisory services for Oracle Re, reinsurance arrangements with Oracle Re and the Note to be made by Delphi, RSL and Safety National to the Company upon completion of the Rights Offering. Neither Delphi, RSL nor Safety National has any obligation to provide capital or financial support to the Company or Oracle Re except for the obligations pursuant to the Note. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Certain Relationships and Related Transactions."

REINSURANCE INDUSTRY

     Reinsurance is a form of insurance in which a reinsurer indemnifies an insurer against part or all of the liability assumed by the insurer under one or more insurance policies. Reinsurance provides an insurer with several benefits: a reduction in net liability on individual risks, protection against catastrophic losses and assistance in maintaining acceptable financial ratios. Reinsurance also provides an insurer with additional underwriting capacity by allowing the insurer to accept larger risks and to expand the book of business it writes at a faster rate.

     There are two basis types of reinsurance agreements, treaty and facultative. A treaty is an agreement, usually continuous or renewable on an annual basis, between a primary insurer and a reinsurer under which the reinsurer automatically will assume a predetermined portion of risk associated with each policy written on a book or class of business, generally up to a specified limit per insured. Under a facultative agreement, the insurer cedes and the reinsurer assumes all or part of the risks insured under a single primary insurance policy. A facultative agreement is separately negotiated for each risk or group of risks ceded. Facultative reinsurance is normally purchased by insurance companies for (i) individual risks not covered by their reinsurance treaties, (ii) higher limits on risks covered by their reinsurance treaties,
(iii) supplementing the protection provided by its reinsurance treaties and (iv) risks outside the cedent's normal book of business.

     Reinsurers indemnify primary insurers under both treaty and facultative agreements on either a proportional or excess of loss basis. In the case of proportional reinsurance, the reinsurer, in return for a predetermined portion or share of the insurance premium charged by the primary insurer, indemnifies the primary insurer against a predetermined similar portion of the losses of the primary insurer under the covered primary policy or policies. In the case of excess of loss reinsurance, the reinsurer indemnifies the primary insurer against all or a specific portion of losses on underlying insurance policies in excess of a specified dollar amount, known as the "retention" or "attachment point," subject to a negotiated limit. Premiums payable to the reinsurer by the primary insurer for excess of loss coverage are not directly proportional to the premiums the primary reinsurer receives because the reinsurer does not assume a proportionate risk.

THE BERMUDA MARKET

     The "Bermuda Market" consists of insurance and reinsurance companies domiciled in Bermuda. The Bermuda Market was initially developed in the 1960's as an alternative risk transfer market by commercial insurance buyers who sought to stabilize insurance costs and coverage by alternative methods of risk coverage. These methods included the establishment of captive insurance companies, which allowed such buyers to retain all or a portion of the risk exposure that they traditionally would have transferred to commercial insurers.

     According to Business Insurance (April 14, 1997), the number of insurers and reinsurers in Bermuda grew by 4.9% from approximately 1,401 in 1995 to 1,470 at year-end 1996. Capital and surplus increased by 23.8% to $36.9 billion in 1995 from $29.8 billion in 1994, and net premiums increased by 23.5% to $18.4 billion in 1995 from $14.9 billion in 1994. Most of the growth in the number of companies is attributable to the continued growth of captive companies. However, the growth in capital and surplus and gross written premiums is largely attributable to the establishment of a number of large excess liability insurers and property catastrophe reinsurers. The success of these companies has led to further investment in the Bermuda Market and an increase in the types of insurance and reinsurance products being offered. The increase in the types of reinsurance and the development of the Bermuda reinsurance market may increase the amount of business submitted to Bermuda companies and, in particular, may provide to the Company opportunities to underwrite business that may not be made available to companies in other jurisdictions. The Company expects that brokers and ceding companies will request quotations on behalf of businesses that are similar in nature to those which the Company proposes to underwrite initially.

     The development of the Bermuda Market, in addition to providing increased opportunities, provides a stable business environment in which to operate. In addition, there exists in the Bermuda Market a pool of experienced personnel in the types of reinsurance the Company proposes to underwrite, and, the Company believes, the regulatory system is not unnecessarily cumbersome or expensive.

     Because of its growth and the diversity of the lines of business written by Bermuda insurers and the reinsurers, the Bermuda Market is now recognized as one of the major markets, in addition to, among others, those in the United States and London, for the placement by commercial buyers of insurance and reinsurance risks.

BUSINESS STRATEGY

     Upon completion of the Rights Offering, Oracle Re will be licensed to underwrite reinsurance treaties in Bermuda where it intends to conclude all business it underwrites. The Company will use the offices of International Advisory Services Ltd. ("IAS"), its Bermuda manager, and, while actively seeking to hire additional underwriting professionals, the Company will be in a position, with its current management team, to commence underwriting business upon completion of the Rights Offering. The Company will have, at the commencement of operations, sufficient underwriting personnel to carry out its initial business plan. In addition to the services of Colin O'Connor, President and Chief Executive Officer of the Company, the Company will have access to the expertise of the staff at IAS, who have significant experience in the underwriting and administration of the Company's proposed classes of business. See "Certain Relationships and Related Transactions -- Agreement with International Advisory Services Ltd." Furthermore, the Company will seek to hire additional underwriting professionals when needed as justified by the volume of business opportunities presented to it, and the Company believes that there is a sufficient pool of experienced professionals in Bermuda to provide an adequate underwriting staff.

     The Company's objective is to provide, through its subsidiary Oracle Re, reinsurance primarily for a diverse portfolio of group employee benefit insurance products, including life, short-term and long-term disability, excess workers' compensation, special accident and dental insurance, offered by RSL or Safety National, insurance affiliates of Delphi. The Company also intends to provide, through Oracle Re, risk financing products to clients seeking an alternative to traditional commercial insurance for certain of their risk exposures.

     The Company will incur certain costs associated with implementing its business strategy. The Company anticipates that a significant portion of these costs will consist of loss and loss adjustment expenses on its insurance business. The Company will also incur ongoing operating expenses, including U.S. federal excise taxes, profit sharing commissions, and general and administrative costs, including costs incurred with respect to its letters of credit facility, interest expense and salaries.

     The Company will seek to develop a sustainable competitive advantage through the implementation of its business strategy, the principal components of which are as follows. There can, however, be no assurance that the Company will be able to successfully implement any or all of the following business strategies.

  Focus on Employee Benefit Product Reinsurance. Oracle Re intends to focus its underwriting primarily on employee benefit product reinsurance. The Company believes that Oracle Re's commitment to the employee benefit product reinsurance market will be an important factor in its ability to obtain business and should enable it to establish long-term relationships with insurance companies.

  Use the Rent-A-Captive Facility to Fund Captive Client's Risks. The Company's business strategy with respect to the rent-a-captive products is to design reinsurance programs and to use the rent-a-captive facility to fund captive client's risks. Oracle Re's rent-a-captive program will allow clients to participate in a significant portion of their own loss exposure without the direct administrative costs and capital commitment necessary to establish and operate their own captive insurance company. A portion of the underwriting profit and investment income produced by the client's rent-a-captive business will be returned to the client, creating a direct incentive for the client to engage in loss prevention and loss control to reduce the overall cost of financing its exposures.

  Focus on Sound Underwriting. Oracle Re's underwriting strategy with respect to its group employee benefit insurance products is to focus on sound underwriting policies which will require adequate premiums for a given exposure commensurate with the amount of capital which Oracle Re estimates is being placed at risk. Financial reinsurance will generally be offered with finite limits and the risk assumed will combine timing and interest rate risk with certain underwriting risk. The Company anticipates that its financial reinsurance products will comply with Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts". Rent-a-captive programs will also be underwritten with the goal of achieving an underwriting profit.

  Focus on a Long-Term Investment Horizon. Oracle Re's investment strategy will focus on the management of its asset and liability durations. Since Oracle Re's initial reinsurance transactions will involve liabilities with longer-term durations, Oracle Re will be able to invest its assets in longer-term duration investments. Oracle Re's investment objective is to maximize returns, while focusing on the preservation of capital, diversification of risk and liquidity of investments. Oracle Re's assets will be allocated among a number of investment managers with expertise in utilizing different investment strategies. These broad strategies include, among others, diversified hedging, hedged equity, common stock/specialized trading, short selling, risk arbitrage, distressed securities, futures and commodities and foreign securities investing. The managers primarily invest the assets in a variety of marketable securities and other liquid assets, which may include derivative instruments. Oracle Re will invest through the investment vehicles of the managers (generally in the form of a corporation or partnership) or through managed accounts, which are the only means available to access outside managers. The Company believes that investing with outside managers allows it to access a diversity of talented money managers in a cost effective manner. While not necessarily typical, this manner of investing is not uncommon in the insurance industry. Oracle Re will be able to redeem its investment from substantially all the investment vehicles on at least an annual basis with many of the managers providing quarterly or more frequent liquidity. Oracle Re's multi-manager, multi-strategy approach combines lower risk and higher risk strategies in a program that is designed to produce capital appreciation with reduced volatility.

  Develop a Reputation as a Financially Secure Reinsurer and Manage Prudently the Company's Risk
Exposure in Relation to its Capital Base. Because Oracle Re was recently formed, its capital will be unencumbered by issues of unrealized losses on investment portfolio and uncollectible reinsurance. Also, Oracle Re intends to emphasize liquidity, capital preservation and security in its investment portfolio and manage prudently its risk exposure in relation to its capital base. The Company believes that these factors will assist Oracle Re in developing a reputation as a financially secure reinsurer.

  Generate Consistent Profits from Rent-A-Captive Fees. Oracle Re expects to receive profits from investment and underwriting fees received for its captive insurance products and services provided to clients in connection with Oracle Re's rent-a-captive program.

REINSURANCE AGREEMENTS WITH RSL AND SAFETY NATIONAL

     Each of RSL and Safety National intend, subject to the completion of the Rights Offering, to participate in various reinsurance arrangements with Oracle Re. RSL and Safety National will cede certain portions of their existing portfolios and certain ongoing risks relating to their group employee benefit products, for an aggregate premium of approximately $116.0 million for the existing portfolio and aggregate annual premiums ranging from approximately $5.0 million to $10.0 million for the ongoing risks. The reinsurance agreements will be cancellable by Safety National or RSL, as the case may be, upon a Change of Control of the Company. A "Change of Control" shall be deemed to occur if (a) the individuals who constitute the Board of Directors of the Company cease for any reason to continue to represent at least a majority of the directors constituting the Company's Board of Directors; (b) shareholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of voting securities of the Company, or an acquisition of securities or assets by the Company, or the sale or disposition by the Company of all or substantially all of the Company's assets, or if any such transaction is consummated without shareholder approval, other than any such transaction in which the holders of outstanding the Company voting securities receive immediately prior to the transaction, voting securities of the surviving or transferee entity representing more than 60% of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (c) the shareholders of the Company approve a plan of complete liquidation. See "Certain Relationships and Related Transactions -- Reinsurance Agreements."

     The proposed reinsurance transactions with RSL and Safety National are subject to the approval of insurance regulators in Illinois and Missouri. RSL and Safety National are subject to insurance regulations in their domiciliary states, Illinois and Missouri, respectively, which limit or prohibit certain reinsurance transactions. Under these insurance regulations, any reinsurance agreements (and modifications thereto) between Oracle Re and Safety National or RSL are subject to the approval of the Director of Insurance in their respective domiciliary state. Safety National and RSL have provided written notice of their intention to enter into the proposed reinsurance transactions and have received the approval from the insurance regulators in their respective states.

     RSL has agreed, subject to completion of the Rights Offering to cede approximately 23% of its liabilities under group long-term disability claims incurred prior to January 1, 1996 to Oracle Re on a quota share basis for a one-time premium of approximately $40.7 million, less a one-time ceding commission of approximately $5.7 million and federal excise tax due in the amount of approximately $400,000, resulting in a net premium to Oracle Re of approximately $34.6 million. The premium and the terms of the reinsurance agreement, including the ceding commission, were negotiated between the parties as the appropriate amounts for the risk being underwritten based on actuarial analysis. Oracle Re will be liable for a portion of the benefits payable to approximately 3,350 claimants with an average liability of approximately $10,500 per claimant. Oracle Re will be liable for a portion of the benefits payable to claimants under long-term disability policies until such time as the benefits end due to the death or recovery of the claimant or exhaustion of benefits (typically at the claimant's age 65). In accordance with U.S. GAAP, Oracle Re will establish loss reserves of approximately $35.0 million for the ultimate payment of all losses and LAE incurred with respect to such business, an amount approximately equal to the reserves currently held by RSL. The reinsurance agreement covers only claims incurred prior to January 1, 1996 which are open and outstanding as of the effective date, and consequently Oracle Re will have no liability for claims incurred but not reported. Based on the historical loss payment experience of RSL, aggregate amounts recoverable from Oracle Re are estimated to be approximately $5.7 million during the first year of the contract, declining by approximately 10% to 12% per year. Benefit amounts payable under disability claims are fixed, but the duration of such payments may vary but cannot exceed the pre-defined benefit period. Based on the historical experience of RSL, total undiscounted benefits due from Oracle Re are estimated to be approximately $52.2 million. The maximum undiscounted benefits which could be due from Oracle Re are estimated to be approximately $66.4 million. RSL also will be entitled to share in a portion of the investment return of Oracle Re on such reinsurance. On an annual basis, RSL will receive an amount equal to the lesser of (a) 70% of the amount by which the investment return exceeds 6% or (b) 2% of Oracle Re's average reserves carried with respect to the agreement.

     Safety National has agreed, subject to completion of the Rights Offering, to cede a portion of its liabilities under excess workers' compensation and casualty business claims incurred prior to January 1, 1997 to Oracle Re on an excess of loss basis. On excess workers' compensation, Safety National will cede its net losses sustained in excess of $590.9 million, subject to an aggregate limit of $185.1 million. As of September 30, 1997, Safety National has sustained ultimate losses on the workers' compensation business being ceded to Oracle Re of $237.7 million of paid losses, $205.2 million of case reserves and $281.5 million of incurred but not reported losses. The excess workers' compensation business to be ceded by Safety National relates to coverage underwritten by Safety National for self-insured employers on an excess of loss basis, which coverage provides protection for losses in excess of a specified retained amount. Excess workers' compensation claims are reported to Safety National when the self-insured employers estimates that the claim may exceed their deductible (on average $284,000). Virtually all of its excess workers' compensation claims are reported to Safety National within seven years of the date of loss. The majority of Safety National's excess workers' compensation claims are comprised of death and permanent disability claims which result primarily in statutorily determined indemnity payments. Such indemnity payment amounts are generally not subject to change and the Company is not aware of any legislation or other proposals which could impact the amount of indemnity payments on such claims. As such, Safety National's loss payment patterns have been stable. Based upon the historical loss payment experience of Safety National and the attachment point of the excess of loss reinsurance agreement, aggregate amounts recoverable from Oracle Re on the excess workers' compensation business are estimated to begin in the year 2009. On casualty business, Safety National will cede its net losses sustained in excess of $80.0 million, subject to an aggregate limit of $5.0 million. As of September 30, 1997, Safety National has sustained ultimate losses on the casualty business being ceded to Oracle Re of $61.8 million of paid losses, $3.2 million of case reserves and $15.0 million of incurred but not reported losses. The casualty business to be ceded by Safety National relates to the excess umbrella liability business which was underwritten by Safety National beginning June, 1981 and discontinued in November, 1985. This coverage was underwritten primarily for small commercial risks on an excess of loss basis, which coverage provides protection for losses in excess of a specified retained amount. The losses resulting from such business are liability claims and, as such, loss payments are expected to be made considerably after the time at which Safety National discontinued writing this line of business. Loss payments are usually the result of negotiated settlement or litigation. Such loss payments are not based upon statutorily determined payments as are the majority of Safety National's excess workers' compensation claims and, accordingly, Safety National's casualty losses maintain a less predictable payment pattern than excess workers' compensation. Based upon the historical loss payment experience of Safety National and the attachment point of the excess of loss reinsurance agreement, aggregate amounts recoverable from Oracle Re on the casualty business are estimated to begin in the year 2002. Safety National's reserve assumptions have produced reserves which historically have been judged to be adequate. Any disputed amounts between the insureds and Safety National which result in litigation are subject to changing judicial interpretations which could impact the Company's ability to develop an adequate reserve.

     Safety National shall pay to Oracle Re a one-time premium in the amount of $81.0 million for the excess workers' compensation and casualty coverage. The premium and the terms of the reinsurance agreement, including the advance underwriting cash flow profit commission, were negotiated between the parties as the appropriate amounts for the risk being underwritten based upon actuarial analysis. Safety National will be entitled to share in a portion of the investment return of Oracle Re on such reinsurance, and on an annual basis, Safety National will receive an amount equal to 70% of the first 3% of the amount by which the investment return exceeds 5%. Safety National will also be entitled to share in the annual underwriting cash flow profit produced by the reinsurance agreement, and on an annual basis, Safety National will receive underwriting cash flow profit equal to 1.35% of the difference between gross premium received and the cumulative losses paid by Oracle Re, compounded at a 5% growth rate. At the inception of the agreement, Oracle Re will pay an advance underwriting cash flow profit commission in the amount of $16.0 million to Safety National. This advance commission shall be used to pay the underwriting cash flow profit commissions earned under the agreement. In the event the underwriting cash flow profit commissions earned do not reduce the advance underwriting cash flow profit to zero, Safety National shall retain such advance until all losses are paid under the agreement. Oracle Re shall also pay the federal excise tax due in the amount of $810,000. The net funds paid by Safety National to the Company will be approximately $64.2 million.

     The reserves for RSL and Safety National for unpaid losses are necessarily based on estimates. RSL and Safety National reserve assumptions have produced reserves which historically have been judged to be adequate, however, actual experience could produce ultimate business liabilities higher or lower than the corresponding reserve levels.

     Oracle Re is also currently in negotiations with RSL and Safety National with respect to the ceding of certain prospective risks by such companies to Oracle Re with aggregate annual premiums expected to range from $5.0 million to $10.0 million. The terms of such negotiations have not been finalized and there can be no assurance that Oracle Re and RSL or Safety National will reach agreement with respect to such reinsurance.

     Oracle Re is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Under the terms of the reinsurance agreements between Oracle Re and RSL and Safety National, Oracle Re is required to provide security, which it expects will be in the form of a standby letters of credit facility, to RSL and Safety National to support reinsurance recoverables owed to these reinsureds in a form acceptable to the insurance commissioners of the States of Illinois and Missouri, the domiciliary states of RSL and Safety National, respectively. The standby letters of credit facility will permit RSL and Safety National to take credit on their statutory financial statements for the reinsurance ceded to Oracle Re, either as an additional asset or as a reduction in liability. The Company has received commitments from a commercial bank group for a standby letters of credit facility, for the benefit of RSL and Safety National which is to be secured by Oracle Re's investment portfolio with an initial mark-to-market maintenance requirement of at least 140% of the facility amount as well as a negative pledge with respect to all other assets of Oracle Re. In the event that Oracle Re should default under the standby letters of credit facility, it may be required to liquidate all or a substantial portion of its investment portfolio and/or its other assets which have been pledged as security for this facility or otherwise secure its obligations to its reinsureds, which would likely have a material adverse effect on the business and operations of the Company and Oracle Re.

ALTERNATIVE MARKET

     The commercial insurance market in the United States is cyclical in nature which has resulted in unpredictable, severe swings in pricing and in the availability of coverage. This has led many commercial insurance buyers to develop alternatives. These buyers believe that an effective way to stabilize insurance costs is to participate in a portion of their exposure which traditionally has been underwritten in the insurance market. According to the Conning Insurance Research and Publications "Alternative Markets -- Evolving to a New Layer" (1996), during the hard market of the mid-1980's, characterized by increasing prices and a lack of available coverage, the alternative market grew from 21% of the $58.0 billion commercial property/casualty insurance market in 1979, to 28% of the $146.0 billion market in 1987. Despite the increased price competition in the traditional insurance market during the recent soft insurance market, the alternative market has continued to grow to 33% in 1994. Future estimates for the alternative market share for 1997 and 1998 are between 33% and 37%. The Company believes this indicates that the alternative market has established a permanent market share and that, generally, once an entity chooses an alternative market, pricing alone will not necessarily cause it to return to the traditional market. Included in these alternative market share estimates are alternative risk financing vehicles such as: (a) captive insurance companies, risk retention groups and rent-a-captive vehicles; (b) self-insurance plans; and (c) policyholder insurance groups. Additional products such as large deductible and retrospectively-rated insurance programs represent other non-traditional insurance products that are part of the alternative insurance market, but are not included in the above estimates.

     Most alternative insurance products have as their basis the financial participation by the insured in some or all of its risk as compared to traditional insurance products which shift all or substantially all of the insured's risk to the insurer and leave the insured with little or no financial participation in the risks. Generally, a goal of a modern risk management plan is to participate, in some manner, in those loss events which occur frequently, are low in severity and are relatively predictable and to transfer to insurers those events which occur infrequently, are severe and are relatively unpredictable. The reasons to participate in events which are frequent, low in severity and relatively predictable are to (a) eliminate or reduce the transaction costs associated with transferring these loss events to an insurer which can be high; (b) gain access to the investment income produced by the funds set aside to fund these loss events; and (c) avoid the cyclical nature of the price demanded by the commercial insurance market to insure these loss events.

FINANCIAL REINSURANCE

     Financial reinsurance will generally be offered with finite limits and the risk assumed will combine timing and interest rate risk with certain limited underwriting risk. It is anticipated that business written will not generate underwriting income, and that Oracle Re's profit will be generated from investment income on assets retained. Oracle Re will provide risk specific finite reinsurance mechanisms that respond to the clients' individual risk management and financing needs. These coverages will include loss portfolio transfers of self-insured retentions and captive close-outs. Oracle Re will also provide traditional reinsurance for per occurrence casualty coverages with aggregates for commercial insureds and aggregate stop loss programs for corporate or captive retentions. Coverages are described below:

     Loss Portfolio Transfers of Self-Insured Retentions. Loss portfolio transfers of self-insured retentions ("SIRs") will permit entities, for some of whom Safety National provides excess workers' compensation insurance, to transfer their self-insured workers' compensation loss reserve portfolio to Oracle Re. Collateral assets are required by state insurance statutes or regulations to secure self-insured workers' compensation exposures and guarantee payments with respect to accumulated net retained liabilities. Such collateral assets, which may be sizeable given regulatory requirements, would be released as a result of such transfer and could be used for other corporate purposes which makes loss portfolio transfers of SIRs attractive. In addition, many self-insured entities are associations of smaller entities who have formed a trust to pool their workers' compensation exposures. Such association members have joint and several liability for their exposures. A loss portfolio transfer can eliminate the joint and several liability for association members. Coverage may be underwritten on an unlimited liability or finite layer basis.

     Captive Close-Outs. Captive close-outs will permit the owners of a captive insurer to eliminate the run-off period ordinarily involved if it ceases insurance operations. With many long-tail lines of business, particularly workers' compensation, claims will continue to be paid many years after the premiums have been collected. A captive insurer that has decided to cease its operations faces an expensive administrative burden to service the claims until they are all settled. Such a captive insurer could cede its liabilities to Oracle Re who would assume the run-off.

     Per Occurrence Casualty Coverage with Aggregates. Per occurrence casualty coverage with aggregates may provide both specific and aggregate coverage for an insured or ceding company. The specific coverage will protect against unusually large claims by limiting the amount the insured or ceding company will pay. The aggregate coverage will protect the insured or ceding company against an unusually heavy frequency of smaller claims (capped by the amount of specific risk retained by the insured or ceding company). An aggregate attachment point will be negotiated with the insured or ceding company which represents the amount they must pay out in claims before Oracle Re begins to pay.

     Aggregate Stop Loss Programs. Aggregate stop loss programs provide the aggregate portion of the coverage described above for per occurrence casualty coverage with aggregates. An aggregate attachment point will be negotiated with the insured or ceding company which represents the amount it must pay out in claims before Oracle Re begins to pay. A loss limitation will also be negotiated to limit the dollar amount of any single claim applied towards the aggregate attachment point.

RENT-A-CAPTIVE FACILITY

     Oracle Re's rent-a-captive program will allow clients to participate in a significant portion of their own loss exposure without the direct administrative costs and capital commitment necessary to establish and operate their own captive insurance company. A portion of the underwriting profit and investment income produced by the client's rent-a-captive business will be returned to the client creating a direct incentive for the client to engage in loss prevention and loss control to reduce the overall cost of financing its exposures.

     The Company's business strategy with respect to the rent-a-captive products is to design reinsurance programs and to use the rent-a-captive facility to fund captive clients' risks. Each program will be underwritten with the goal of achieving an underwriting profit. Under each program, an insured or group of insureds will procure workers' compensation insurance from Safety National or another insurance company licensed in the U.S., which will retain a portion of the workers' compensation exposure it has underwritten. Safety National, or the other primary carrier, will then cede to Oracle Re the remaining portion of the workers' compensation exposure it has not retained. The insured or an entity affiliated with the insured (the "Program Sponsor") will either purchase a separate class of preferred shares from Oracle Re or enter into a good experience return agreement with Oracle Re. Pursuant to a preferred shareholders' agreement or the good experience return agreement, Oracle Re and each program sponsor will designate a portion of the risks reinsured as participating program risks. The profits and losses from those risks are allocated to the applicable program or class of preferred shares on Oracle Re's books and records. The method for calculating such profits and losses is established in the preferred shareholders' agreement or good experience return agreement. If the business is profitable, the program sponsor may, subject to the Board's discretion, receive dividends on the preferred shares or good experience returns under the good experience return agreements, as the case may be. If the losses incurred with respect to the participating program risks are greater than expected, the Program Sponsor may be required to indemnify Oracle Re.

     In certain cases (after due disclosure and acceptance by the insured), an agent or broker placing risks with Safety National may act as the Program Sponsor and purchase preferred shares from Oracle Re. In such cases, Safety National will reinsure a portion of those risks with Oracle Re and pursuant to the terms of the applicable preferred shareholders' agreement, the agent or broker will receive dividends if the business is profitable and may be required to indemnify Oracle Re if the business suffers greater than expected losses.

     Oracle Re will generally reinsure Safety National or other ceding companies for the first $250,000 of losses per occurrence subject to a maximum aggregate of stop loss limit determined per account with excess exposures retained by Safety National or the other ceding company. In some cases, Oracle Re will assume a greater amount of risk but retrocede such risk to a third party reinsurer.

     Oracle Re expects to receive profits from fees received for the various services provided to clients in connection with Oracle Re's rent-a-captive program. Oracle Re will receive investment and underwriting fees for its captive insurance products and services. In a typical program, these fees will total between 2.5% and 5% of the client's premium. Oracle Re will market its services to insurance producers and brokers. The services offered to clients in connection with Oracle Re's rent-a-captive programs will include the following:

     - design and implementation of an effective risk financing program;

     - use of the rent-a-captive facility to fund the clients' risks; and

     - brokering to unaffiliated reinsurers the excess risk which Oracle Re elects not to retain.

     While Oracle Re's initial focus will be on workers' compensation products and services, the Company's strategy anticipates that over time Oracle Re will offer a more complete line of general reinsurance products and services.

PROPOSED LEGISLATION

     Oracle Re is seeking a private act of the Bermuda Legislature in November 1997 (the "Private Act") which will, among other things, allow it to underwrite unsegregated insurance and reinsurance business and segregated cell business within the same entity. The Private Act will allow Oracle Re to create one or more cells or separate accounts (each, a "Separate Account") in which it will segregate premiums, investment income and losses from one or more policies and shall keep such funds separate and independent from other segregated and unsegregated funds of Oracle Re. The Private Act, if granted, generally will provide that the Separate Account is not chargeable with any liability arising from any other business of Oracle Re and will not be subject to claims arising out of other business Oracle Re may conduct.

     The Private Act will be presented to the Bermuda Legislature, which consists of the Senate and House of Assembly of Bermuda. The Company, as the petitioner for the Private Act, will present a "Private Bill" to the Bermuda Legislature, which must be approved by both Houses and assented to by Her Majesty the Queen Elizabeth II or by the Governor of Bermuda acting on behalf of Her Majesty. Assuming the approval of both Houses and the Governor on behalf of Her Majesty, the "Private Bill" will then become a "Private Act," and will become law when the Governor signifies such assent by proclamation published in the Official Gazette of Bermuda. Oracle Re believes that it will be successful in obtaining its Private Act since it will be modeled substantially along similar lines to previous Private Acts approved by the Bermuda Legislature. However, there can be no assurance that Oracle Re will be successful in this regard, and, in the event that the Private Act is not granted, Oracle Re will be unable to underwrite segregated cell business, which could limit the amount of insurance and reinsurance business underwritten by Oracle Re and have a material adverse effect on its business and results of operations.

INVESTMENTS AND INVESTMENT ADVISORY AGREEMENT

     Oracle Re's investment strategy will focus on the management of its asset and liability durations. Since Oracle Re's initial reinsurance transactions will involve liabilities with long-term durations, Oracle Re will be able to invest its assets in long-term duration investments. Oracle Re's investment objective is to maximize returns while focusing on the preservation of capital, diversification of risk and liquidity of investments. Oracle Re's assets will be allocated among a number of various investment managers with expertise in utilizing different investment strategies. These broad strategies include, among others, diversified hedging, hedged equity, common stock/specialized trading, short selling, risk arbitrage, distressed securities, futures and commodities and foreign securities investing, which may include derivative instruments. The managers primarily will invest the assets in a variety of marketable securities and other liquid assets. Oracle Re will invest through the investment vehicles of the managers (generally in the form of a corporation or partnership) or through managed accounts. Oracle Re will be able to redeem its investment from substantially all the investment vehicles on at least an annual basis with many of the managers providing quarterly or more frequent liquidity. Oracle Re's multi-manager, multi-strategy approach combines lower risk and higher risk strategies in a program that is designed to produce capital appreciation with reduced volatility.

     The identification of and allocation to strategies will vary from time to time based on a number of factors including assessing the current economic environment and outlook for profitability for each strategy, evaluating the liquidity and credit risks of the securities involved, estimating the volatility of the expected return and quantifying the correlation among strategies to achieve meaningful diversification. The selection of investment managers include both a qualitative and quantitative assessment and review including review of investment and research methodology, evaluation of risk management and control systems, assessment of the manager's organizational structure and capacity constraints, analysis of the risk/reward profile and historic correlation to various markets and other managers.

     The allocation of Oracle Re's assets to the strategies and among investment managers within the strategies will be performed by Acorn Advisory Capital L.P. (the "Investment Advisor") pursuant to an investment advisory agreement (the "Investment Advisory Agreement"). The Investment Advisor, together with its affiliates, has over fifteen years of experience managing multi-manager, multi-strategy programs with moderate levels of investment risk while achieving actual returns higher than expected returns for the level of investment risk assumed. The Investment Advisor will be paid a fee equal to 50 basis points of assets under management. The Investment Advisor has advised the Company that it intends to waive the fee for the initial two-year period of the Investment Advisory Agreement and has as its option the ability to waive future fees, although there can be no assurance that it will do so. In addition, the Investment Advisory Agreement will allow the Investment Advisor to defer payment of its fees, although there can be no assurance that it will do so. The initial term of the Investment Advisory Agreement is until December 31, 1998 and shall thereafter be automatically renewed for successive two-year terms, unless terminated on 60 days' notice by either the Company or the Investment Advisor.

     The amount of the fees which the Investment Advisor elects to defer will be invested by the Company in the same manner as the Company's other assets. Thus, the Investment Advisor will effectively participate in the investment performance of the Company to the extent it elects to defer its fee.

     The Company is seeking to establish a standby letters of credit facility, which will likely contain certain restrictions on the type of investments included in that portion of the portfolio which the Company anticipates will be required to be pledged to secure such facility. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."

MARKETING

     Oracle Re is not registered or licensed as an insurance company in any jurisdiction other than Bermuda and will therefore not actively market its products in the United States. Although the insurance laws of United States jurisdictions generally exempt the business of reinsurance from laws which require persons to procure a certificate of authority prior to transacting the business of insurance, the Company intends to conduct its business at its principal offices in Bermuda and will not maintain an office in the United States, and its personnel will not solicit, advertise, settle claims or conduct other insurance activities in the United States. The Company, through Oracle Re, initially intends to reinsure group employee benefit insurance products offered by RSL and Safety National to the independent U.S. broker market. In addition, the Company intends to provide risk financing products for clients of Safety National in the alternative market. The rent-a-captive facility will provide the insured with a risk financing facility and will permit Safety National and brokers to address the specific risk financing needs of the insured.

RESERVES

     In accordance with U.S. GAAP, Oracle Re will not be permitted to establish loss reserves for its employee benefit product insurance business until an event or circumstance which may give rise to a claim occurs. Generally, reserves will be established without regard to whether the claim may subsequently be contested by Oracle Re. The reserves for losses and LAE established by Oracle Re will include reserves for unpaid reported losses and LAE and for losses which have been incurred but have not yet been reported ("IBNR"). Such reserves will be estimated by Oracle Re based upon RSL's and Safety National's historical loss reserves, reports received from ceding companies, supplemented by Oracle Re's own estimates of reserves for which ceding company reports have not been received and its own historical experience. To the extent RSL's and Safety National's historical experiences are inadequate for estimating reserves, such estimates may be actuarially determined based upon industry experience and Oracle Re's judgment. The estimates will be continually reviewed and as adjustments to these reserves become necessary, such adjustments will be reflected in current operations.

     Loss reserves represent estimates of what an insurer or reinsurer ultimately expects to pay on claims at a given time, based on facts and circumstances then known, and it is possible that the ultimate liability may exceed or be less than such estimates. The estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in claim severity and other variable factors such as inflation. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates. The estimation of reserves by new insurers, such as Oracle Re, may be inherently less reliable than the reserve estimations of a reinsurer with a stable volume of business and an established loss history, although Oracle Re will have access to the historical experience of Safety National and RSL for their business that it reinsures. Actual losses and LAE may deviate, perhaps substantially, from estimates reflected in Oracle Re's loss reserves in its financial statements. If the loss reserves in respect of business written should be inadequate, Oracle Re will be required to increase loss reserves with a corresponding reduction in Oracle Re's net income in the period in which the deficiency is identified. In addition, under Bermuda statutory accounting, reinsurers may discount loss reserves and in the event there has been discounting of loss reserves, the statutory financial return and statutory financial statements must include an opinion from a loss reserve specialist (i.e., an actuary) in the event that compliance with statutory ratios is not possible on an undiscounted basis. Oracle Re intends to have its reserves examined by independent actuaries.

RETROCESSION

     Reinsurers may purchase reinsurance to cover some or all of their own risk exposure, subject to market availability. Reinsurance of reinsurance is called retrocession. Reinsurance companies cede risks under retrocessional agreements to other reinsurers, commonly referred to as retrocessionaires, for reasons similar to those that cause primary insurers to purchase reinsurance, namely to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity. Oracle Re may enter into retrocessional agreements with respect to its rent-a-captive business.

COMPETITION

     The reinsurance industry is highly competitive. Oracle Re will compete with other reinsurers, many of which will have greater financial, marketing and management resources than the Company, and it may compete with new market entrants in the future. Competition in the types of reinsurance that Oracle Re intends to underwrite is based on many factors, including the perceived financial strength of the reinsurer, pricing and other terms and conditions, services provided, ratings assigned by independent rating organizations (including A.M. Best's), speed of claims payment and reputation and experience in the line of reinsurance to be written.

     Neither Oracle Re nor the Company is rated by A.M. Best's or by any other insurance rating agency and is not expected to receive a rating until it has accumulated at least five consecutive years of representative operating performance.

EMPLOYEES

     The Company has a President and Chief Executive Officer, a Vice-President, a Secretary and an Assistant Secretary. Following completion of the Rights Offering, the Company anticipates that it will expand its staff, including underwriting professionals, as it commences operations.

PROPERTIES

     The Company intends to use the offices of IAS, its Bermuda manager, at which the principal offices of the Company and Oracle Re will be located.

LEGAL PROCEEDINGS

     Although the Company is not currently involved in any litigation or arbitration, the Company expects that it will be subject to litigation and arbitration in the ordinary course of its business.

                                   REGULATION

BERMUDA

     The Insurance Act 1978 and Related Regulations. The Insurance Act 1978 and related regulations (the "Act"), which regulates the business of Oracle Re, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Act by the Minister of Finance (the "Minister"). The Minister, in deciding whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister is required by the Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with registration, the Minister may impose conditions relating to the writing of certain types of insurance. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and other conditions as the Minister may impose at any time.

     An Insurance Advisory Committee appointed by the Minister advises him on matters connected with the discharge of his functions, and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

     The Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework, as it applies to Class 3 insurers, are set forth below.

     Classification of Insurers. The Act provides for four classes of registration of insurers carrying on general business (as defined in the Act). Oracle Re will be registered and licensed as a Class 3 insurer and as a long-term Insurer. Class 3 insurers are subject to a higher degree of regulation than Class 1 and 2 insurers, which are primarily concerned with underwriting related risks. In addition, the minimum capital and surplus for a Class 3 insurer is $1.0 million, whereas the minimum capital and surplus for Class 2 and Class 1 insurers is $250,000 and $120,000, respectively. There is also a Class 4 insurer classification which is used predominately for property catastrophe reinsurance companies and companies involved in the excess liability business.

     Long-Term Business. Oracle Re will be registered as a Class 3 insurer and as a long-term insurer, that is, it is proposed that Oracle Re will carry on both general business and long-term business as those terms are defined in the Act. Long-term business is essentially effecting and carrying out contracts of insurance on human life or contracts to pay annuities on human life. An insurer carrying on long-term business must maintain its accounts in respect of that long-term business separate from any accounts kept in respect of any other business. The Act imposes certain restrictions on payments made from the insurer's long-term business account which must be established with respect to its long-term business. Further, there are restrictions on the transfer of long-term insurance business (requires a Court order) and voluntary winding up (liquidation of a long-term insurer is under court supervision). Long-term insurers must appoint an approved actuary, that is, an actuary approved by the Minister.

     Cancellation of Insurer's Registration. An insurer's registration may be canceled by the Minister on certain grounds specified in the Act, including failure of the insurer to comply with its obligations under the Act or, if, in the opinion of the Minister after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

     Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer, the latter of which is required to be filed annually with the Registrar of Companies (the "Registrar"), who is the chief administrative officer under the Act. The auditor must be approved by the Minister as the independent auditor of the insurer. The approved auditor may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders.

     Loss Reserve Specialist. Each Class 3 insurer is required to submit an annual loss reserve opinion by its approved loss reserve specialist when filing its Statutory Financial Statements and Statutory Financial Return.

The loss reserve specialist, who will normally be a qualified property/casualty actuary, must be approved by the Minister.

     Statutory Financial Statements. An insurer must prepare annual Statutory Financial Statements. The Act prescribes rules for the preparation and substance of such Statutory Financial Statements (which include, in statutory form, a balance sheet, an income statement, and a statement of capital and surplus, and detailed notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The Statutory Financial Statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under The Companies Act 1981 of Bermuda, which financial statements may, if the Board so determines, be prepared in accordance with U.S. GAAP. Oracle Re, within four months after the end of its financial year, must file its Statutory Financial Statements with the Registrar. The Statutory Financial Statements must be maintained at the principal office of the insurer for a period of five years.

     Minimum Solvency Margin. The Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin which varies with the class of the insurer and the insurer's net premiums written and loss reserve level.

     Minimum Liquidity Ratio. The Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, mortgages secured by first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities.

     The Company intends to maintain significant investments in the investment vehicles of certain investment managers which assets will not automatically be regarded as Relevant Assets, as defined in the Act. However, the Company has made an application to the Minister through the offices of the Registrar and has received a letter from the Registrar indicating that there is sufficient evidence in Oracle Re's application to support a recommendation to the Minister that the said investments be treated as Relevant Assets on the basis that their underlying financial strength is sustained by assets that are quoted investments under the Act. However, the Registrar has noted in his letter that until such time as Oracle Re is registered under the Act and a formal application is made, the Minister's approval in this regard cannot be finalized. Oracle Re will be registered under the Act once it has received the contribution of the net proceeds of the Rights Offering from the Company. See "Use of Proceeds" and "Capitalization." Oracle Re believes that it will be successful in obtaining the permission of the Minister once it is registered because its application is substantially similar to other applications approved by the Minister in this context. However, there can be no assurance that Oracle Re will be successful, and in the event that the Minister's approval is not granted, Oracle Re will be unable to record the unquoted equity securities as Relevant Assets for the purposes of meeting its minimum liquidity ratio under the Act which could potentially limit the amount of insurance business underwritten by it and may have a material adverse effect on its business and results of operations.

     Restriction on Dividends. The payment of dividends or other distributions by Oracle Re is limited under the Act. In accordance therewith, Oracle Re is prohibited from paying dividends or other distributions unless after such payment the amount by which its general business assets exceed its general business liabilities is the greatest of the following amounts: (i) $1.0 million;
(ii) an amount equal to 20% of the first $6.0 million of net written premiums in the subject year plus 15% of all net written premiums in excess thereof in the subject year; or (iii) an amount equal to 15% of the reserves for losses and loss adjustment expenses reflected in the balance sheet at the date of determination.

     Oracle Re may declare and pay a dividend or make a distribution out of contributed surplus or other assets legally available for distribution provided that after the payment of such dividend or distribution Oracle Re will continue to meet its minimum solvency margin and minimum liquidity ratio as detailed above.

Further, in accordance with the Act, before reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, a Class 3 insurer must apply to the Minister for his approval and is obliged to provide such information in connection therewith as the Minister may require.

     Annual Financial Return. Oracle Re will be required to file with the Registrar its Statutory Financial Return no later than four months from its financial year end (unless specifically extended). The Statutory Financial Return includes, among other matters, a report of the approved independent auditor on the Statutory Financial Statements of the insurer, a declaration of the statutory ratios, and a solvency certificate.

     Supervision, Investigation and Intervention. The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer and others to produce documents or information relating to matters connected with the insurer's business.

     If it appears to the Minister that there is a significant risk of the insurer becoming insolvent, the Minister may direct the insurer not to take on any new insurance business, not to vary any insurance contract if the effect would be to increase the insurer's liabilities, not to make certain investments, to realize certain investments, to maintain in Bermuda, or transfer to the custody of a Bermuda bank, certain assets, and to limit its premium income. Further, in such circumstances, the Minister may direct that no dividends be paid.

     An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For purposes of the Act, the principal office of Oracle Re will be at Chevron House, Church Street, Hamilton, Bermuda and International Advisory Services Ltd. will be the principal representative of Oracle Re. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the Minister is given of the intention to do so. It is the duty of the principal representative, within 30 days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or it comes to his knowledge, or he has reason to believe, that an "event" has occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to him. Examples of such an "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Minister relating to a solvency margin or a liquidity or other ratio.

UNITED STATES AND OTHER

     Oracle Re is not admitted to do business in any jurisdiction except Bermuda. The insurance laws of each state of the United States and of many foreign countries regulate the sale of insurance within their jurisdictions by alien insurers, such as Oracle Re, which are not admitted to do business within such jurisdiction. With some exceptions, such sale of insurance within a jurisdiction where the insurer is not admitted to do business is prohibited.

     Oracle Re will conduct its business through its executive offices in Bermuda and does not intend to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in the United States or in any jurisdiction other than Bermuda where the conduct of such activities would require that Oracle Re be so admitted.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND ORACLE RE

     The table below sets forth the names, ages and titles of the members of the Board of Directors and executive officers of the Company and Oracle Re:

NAME                                          AGE       POSITIONS WITH THE COMPANY AND ORACLE RE
--------------------------------------------  ---   ------------------------------------------------
Robert Rosenkranz...........................  55    Chairman of the Board
Colin O'Connor..............................  49    President, Chief Executive Officer and Director
David Ezekiel...............................  49    Vice President and Director
Nicolas G. Trollope.........................  50    Secretary and Director
David W. Elenowitz..........................  39    Director
Edward A. Fox...............................  60    Director
Harold F. Ilg...............................  50    Director
Charles P. O'Brien..........................  60    Director
Lewis S. Ranieri (1)........................  50    Director
Thomas L. Rhodes............................  58    Director
Robert M. Smith, Jr.........................  46    Director

---------------
(1) Mr. Ranieri is a director of the Company only.

     In addition, Bermuda law imposes certain managerial requirements for all exempted companies. To meet these requirements, the Company and Oracle Re will have a secretary who is ordinarily resident in Bermuda and a resident representative. In accordance with Bermuda law, the secretary of the Company will not also act as the resident representative. To satisfy Bermuda law, the Company and Oracle Re will appoint David Ezekiel and Nicolas G. Trollope, Esq. as resident representative and Secretary, respectively.

     ROBERT ROSENKRANZ has served as Chairman of the Board of Directors of each of the Company and Oracle Re since their inception in September 1997. Mr. Rosenkranz will devote to such companies such time as is sufficient to enable him to fulfill his duties as Chairman of the Boards of Directors. Mr. Rosenkranz's time commitment to these companies will likely not exceed 10% of his available business time. Mr. Rosenkranz has served as the President and Chief Executive Officer of Delphi since May 1987 and has served as Chairman of the Board of Directors of Delphi since April 1989. Mr. Rosenkranz is also the Chairman of the Board of RSL, First Reliance Standard Life Insurance Company and Reliance Standard Life Insurance Company of Texas and a director of Safety National. Mr. Rosenkranz has served as either sole or managing general partner of Rosenkranz & Company or as beneficial owner of its corporate general partner since October 1978. Mr. Rosenkranz has served as either the general partner or as the beneficial owner of the corporate general partner of Acorn Partners since 1982.

     COLIN O'CONNOR has served as President, Chief Executive Officer and Director of each of the Company and Oracle Re since their inception in September 1997. Mr. O'Connor will continue to spend substantially all of his business time fulfilling his presidential and directorial duties. Mr. O'Connor has served as President of Belvedere Insurance Company Ltd. for more than the past five years. Mr. O'Connor is a director of Lombard Odier International Trust (Bermuda) Ltd. and Midlands Management Co.

     DAVID EZEKIEL has served as Vice President and Director of each of the Company and Oracle Re since their inception in September 1997. Mr. Ezekiel is the President and Managing Director of IAS, a Bermuda domiciled and licensed insurance management company, which he founded in 1981. IAS, which currently has more than 50 personnel, provides the management and administrative expertise for many Bermuda-based insurance companies. Companies under the management of IAS have an aggregate annual premium volume of more than $925.0 million and invested assets of more than $3.5 billion. Mr. Ezekiel, together with the staff of IAS, will devote sufficient time to the Company as is required to accomplish the duties assigned to them. Mr. Ezekiel is not likely to spend more than 10% of his business time on Company and Oracle Re matters.

Prior to founding IAS, Mr. Ezekiel was a partner with the accounting firm of Moore, Stephens & Butterfield, the Bermuda arm of KPMG Peat Marwick. Mr. Ezekiel was admitted as a Member of the Institute of Chartered Accountants in England and Wales in 1971 and admitted to Fellowship in 1978.

     NICOLAS G. TROLLOPE has served as Secretary and Director of each of the Company and Oracle Re since their inception in September 1997. Mr. Trollope will devote to such companies such time as is sufficient to enable him to fulfill his secretarial and directorial duties thereto, which will likely not exceed 10% of his available business time. Mr. Trollope is currently a partner with the law firm of Conyers Dill & Pearman, Hamilton, Bermuda, which he joined in 1975. Mr. Trollope is a director and officer of numerous Bermuda exempted companies for which Conyers Dill & Pearman acts as legal counsel and for which its associated company, Codan Services Ltd., provides corporate administrative services.

     DAVID W. ELENOWITZ has served as Director of each of the Company and Oracle Re since their inception in September 1997. Mr. Elenowitz is the President of Mercury Capital, Inc., a private investment firm which he founded in November 1993. Prior to forming Mercury Capital, Inc., Mr. Elenowitz headed the U.S. operations of The Sutton Company, a private investment firm which acquired businesses for its own account. Mr. Elenowitz is a director of Outsource Merchandising Corp. and Food Service Holdings, Inc.

     EDWARD A. FOX has served as Director of each of the Company and Oracle Re since their inception in September 1997. Mr. Fox, Chairman of SLM Holding Corp., the parent of Sallie Mae, a financial intermediary serving the education credit market, served as the Dean of the Amos Tuck School of Business Administration at Dartmouth College from May 1990 until September 1994. From April 1973 until May 1990, Mr. Fox was President and Chief Executive Officer of Sallie Mae. Mr. Fox is a director of Delphi.

     HAROLD F. ILG has served as a Director of each of the Company and Oracle Re since their inception in September 1997. Mr. Ilg is the Vice Chairman of the Board of Safety National Casualty Corporation. Mr. Ilg also serves on Safety National's Executive and Investment Committee and has been associated with Safety National since 1978. Mr. Ilg is a Certified Public Accountant and previously worked for Coopers and Lybrand prior to his association with Safety National. Mr. Ilg is a member of the Missouri Society of CPA's and the Insurance Accounting and Systems Association. Mr. Ilg is a director of RSL and Safety National.

     CHARLES P. O'BRIEN has served as a Director of each of the Company and Oracle Re since their inception in September 1997. Mr. O'Brien has served as President, Chief Executive Officer and a director of RSL since August 1976. Mr. O'Brien also serves as President, Chief Executive Officer and a director of First Reliance Standard Life Insurance Company and Reliance Standard Life Insurance Company of Texas. Mr. O'Brien is a director of Delphi and Safety National.

     LEWIS S. RANIERI has served as a Director of the Company since its inception in September 1997. Mr. Ranieri has served as Chairman and Chief Executive Officer since January 1988 of Ranieri & Co., Inc. and Overseas Hyperion Partners L.P. and Hyperion Partners II L.P. (collectively, "Hyperion"), funds created to invest in the financial services, housing and real estate industries. As part of his responsibilities with Hyperion, Mr. Ranieri serves as Chairman of Hyperion Capital Management, a New York-based money management firm specializing in mortgage-backed securities, as Chairman, director and/or trustee of several investment companies advised by Hyperion Capital Management, Inc., as Chairman and a director of Bank United Corp. and as a director of Bank United, a Houston-based savings and loan institution. Mr. Ranieri is also a director of Delphi.

     THOMAS L. RHODES has served as a Director of each of the Company and Oracle Re since their inception in September 1997. Mr. Rhodes has been President of National Review since November 1992, where he has also served as a director since 1988. From 1987 to November 1992, Mr. Rhodes was a partner of Goldman Sachs & Co., New York, New York. Mr. Rhodes is Co-Chairman, Co-Chief Executive Officer and Co-Manager of Financial Asset Management LLC, Co-Chairman and Co-Chief Executive Officer of Asset Investors Corporation and Co-Chairman and Co-Chief Executive Officer of Commercial Assets, Inc. Mr. Rhodes is a director of Apartment Investment and Management Company, The Lynde and Harry Bradley Foundation, Delphi, RSL and trustee of The Heritage Foundation.

     ROBERT M. SMITH, JR. has served as a Director of each of the Company and Oracle Re since their inception in September 1997. Mr. Smith, has served as Vice President of Delphi and Delphi Capital Management, Inc. since July 1994. Prior to joining Delphi, Mr. Smith served as Director, Investment Banking for Merrill Lynch & Company in New York. Mr. Smith is a director of Delphi, RSL, First Reliance Standard Life Insurance Company, Reliance Standard Life Insurance Company of Texas and Safety National.

STAGGERED BOARD AND COMMITTEES OF THE BOARD

     The Company's Bye-Laws provide that the Board of Directors shall be divided into three classes which classes will be as follows: the first class, whose initial term expires at the first annual meeting (to be held in 1998) of the Company's shareholders following the completion of the Rights Offering, will be comprised of Messrs. O'Connor, Fox and O'Brien; the second class, whose initial term expires at the second annual meeting of the Company's shareholders following the completion of the Rights Offering, will be comprised of Messrs., Smith, Ranieri, Ilg and Rhodes; and the third class, whose initial term expires at the third annual meeting of the Company's shareholders following the completion of the Rights Offering, will be comprised of Messrs. Rosenkranz, Trollope, Elenowitz and Ezekiel. Following their initial terms, all classes of directors shall be elected to three year terms.

     In accordance with the Company's Bye-Laws, the Board of Directors intends to establish Executive, Audit and Compensation Committees, each of which will report to the Board of Directors. The Executive Committee will consist of Messrs. Rosenkranz, Ilg, Elenowitz, O'Connor and Smith, and will be responsible for establishing the Company's underwriting guidelines and will review the execution of such guidelines. The Audit Committee will consist of Messrs. Elenowitz, Ezekiel and Smith, and will establish standards for review of the Company's compliance with applicable accounting and regulatory requirements. The Compensation Committee will consist of Messrs. Ezekiel and Rhodes, and will review the compensation of the Company's Chief Executive Officer and stock options.

EMPLOYMENT ARRANGEMENT

     The Company and Colin O'Connor have entered into an oral employment arrangement pursuant to which Mr. O'Connor has agreed to serve as President and Chief Executive Officer of the Company and Oracle Re for an annual salary of $150,000 plus employee benefits and a bonus to be determined in the discretion of the Company's Board of Directors. Mr. O'Connor has agreed to devote substantially all of his business time to the affairs of the Company and Oracle Re.

DIRECTOR COMPENSATION AND BENEFITS

     Directors who are employees of the Company will not be paid any fees or additional compensation for services as members of the Company's Board of Directors or any committee thereof. Non-employee directors may receive customary directors' fees, the amount of which has not yet been determined. All directors are entitled to reimbursement by the Company for travel and other related expenses incurred while attending meetings of the Company's Board of Directors or any committees thereof.

DIRECTORS AND OFFICERS INSURANCE

     The Company provides and maintains insurance against liability incurred by any director or officer of the Company arising out of the performance of their official duties. The Company has agreed to indemnify the directors and officers of the Company with respect to their acts or omissions which they may occur while in office to the extent provided by the Bye-Laws of the Company, and in each case subject to any limitation imposed by applicable law.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Oracle Re have entered into a series of agreements with Delphi and/or affiliates thereof, including RSL and Safety National, with respect to the formation of the Company and Oracle Re and the operation thereof.

REINSURANCE AGREEMENTS

     RSL has agreed, subject to completion of the Rights Offering to cede a portion of its liabilities under group long-term disability claims incurred prior to January 1, 1996 to Oracle Re on a quota share basis for a one-time premium of approximately $40.7 million, less a one-time ceding commission of approximately $5.7 million and federal excise tax due in the amount of approximately $400,000, resulting in a net premium to Oracle Re of approximately $34.6 million. RSL will be entitled to share in a portion of the annual investment return of Oracle Re on such reinsurance, and will receive an amount equal to the lesser of (a) 70% of the amount by which the investment return exceeds 6% or (b) 2% of Oracle Re's average reserves carried with respect to the agreement. Mr. Rosenkranz, the Chairman of the Board of Directors of RSL, is also the Chairman of the Board of Directors of Oracle Re. Mr. O'Brien, the President, Chief Executive Officer and Director of RSL, is also a director of Oracle Re. Mr. Ilg, a director of RSL, is also a director of Oracle Re. Mr. Smith, a director of RSL, is also a director of Oracle Re. Mr. Rhodes, a director of RSL, is also a director of Oracle Re.

     Safety National has agreed, subject to completion of the Rights Offering, to cede a portion of its liabilities under excess workers' compensation and casualty business claims incurred prior to January 1, 1997 to Oracle Re on an excess of loss basis. On excess workers' compensation, Safety National will cede its net losses sustained in excess of $590.0 million, subject to an aggregate limit of $185.1 million. On casualty business, Safety National will cede its net losses sustained in excess of $80.0 million, subject to an aggregate limit of $5.0 million. Safety National shall pay a one-time premium in the amount of $81.0 million for such coverage. Safety National will be entitled to share in a portion of the investment return of Oracle Re on such reinsurance, and on an annual basis, will receive an amount equal to 70% of the first 3% of the amount by which the investment return exceeds 5%. Safety National will also be entitled to share in the annual underwriting cash flow profit produced by the reinsurance agreement, and on an annual basis, Safety National will receive an underwriting cash flow profit equal to 1.35% of the difference between gross premium received and the cumulative losses paid by Oracle Re, compounded at a 5% growth rate. At the inception of the agreement, Oracle Re will pay an advance underwriting cash flow profit commission in the amount of $16.0 million to Safety National. This advance commission shall be used to pay the underwriting cash flow profit commissions earned under the agreement. In the event the underwriting cash flow profit commissions earned do not reduce the advance underwriting cash flow profit to zero, Safety National shall retain such advance until all losses are paid under the agreement. Oracle Re shall also pay the federal excise tax of $810,000 due. The net funds paid by Safety National to the Company will be approximately $64.2 million. Mr. Rosenkranz, a director of Safety National, is the Chairman of the Board of Directors of Oracle Re. Mr. Ilg, a director of Safety National and a member of its Executive and Investment Committee, is also a director of Oracle Re. Mr. O'Brien, a director of Safety National, is also a director of Oracle Re. Mr. Smith, a director of Safety National, is also a director of Oracle Re.

     Oracle Re is currently in negotiations with RSL and Safety National with respect to the ceding of certain prospective risks by such companies to Oracle Re with aggregate annual premiums expected to range from $5.0 million to $10.0 million. The terms of such negotiations have not been finalized and there can be no assurance that Oracle Re and RSL or Safety National will reach agreement with respect to such reinsurance.

NOTE AGREEMENT

     The Company will enter into a note agreement with Delphi, RSL and Safety National pursuant to which such companies will agree to purchase the Note from the Company in the aggregate principal amount of $30.0 million concurrently with the completion of the Rights Offering. The Note will bear simple interest at a rate of 9.0% per annum, and will become payable thirty years from issuance. The Company will have the option during any five year period to make semi-annual interest payments through the issuance of additional promissory notes in lieu of cash payments. The payment by the Company of the principal of and interest on the Note shall be subordinated and junior in right of payment to the prior payment in full of the senior indebtedness of the Company, whether presently outstanding or thereafter incurred. The Company does not have any senior indebtedness presently outstanding. Delphi will grant the Company an option, exercisable during the five year period after issuance of the Note, to borrow an additional $5.0 million on the same terms. Mr. Rosenkranz, the President, Chief Executive Officer and Chairman of the Board of Directors of Delphi, the Chairman of the Board of Directors of RSL and a director of Safety National, is also the Chairman of the Board of Directors of the Company. Mr. O'Brien, the President and Chief Executive Officer of RSL, and a director of RSL, Safety National and Delphi, is also a director of the Company. Mr. Ilg, a director of RSL and Safety National, is also a director of the Company. Mr. Smith, a Vice President and a director of Delphi, and a director of both RSL and Safety National, is also a director of the Company. Mr. Fox, a director of Delphi, is also a director of the Company. Mr. Ranieri, a director of Delphi, is also a director of the Company. Mr. Rhodes, a director of Delphi and RSL, is also a director of the Company.

RECENT SALES OF UNREGISTERED SECURITIES

     On September 2, 1997, the Company issued 1,200,000 of its Common Shares for an aggregate purchase price of $12,000, or $.01 per share, to the Oracle Re Purpose Trust, which shares will be redeemed, for an aggregate redemption price of $12,000, or $.01 per share, upon completion of the Rights Offering. The Trust is a mechanism whose sole purpose is to permit the organization of the Company prior to the issuance of shares pursuant to the Rights Offering. The Trustee of the Trust is Codan Trust Company Limited, which is controlled by the law firm of Conyers Dill & Pearman. Nicolas G. Trollope, a partner with Conyers Dill & Pearman, is also a director of the Company. Such issuance was a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

INVESTMENT ADVISORY AGREEMENT

     The allocation of Oracle Re's assets to the strategies and among investment managers within the strategies will be performed by Acorn Advisory Capital L.P. (the "Investment Advisor") pursuant to an investment advisory agreement (the "Investment Advisory Agreement"). The Investment Advisor, together with its affiliates, has over fifteen years of experience managing multi-manager, multi-strategy programs with moderate levels of investment risk while achieving actual returns higher than expected returns for the level of investment risk assumed. The Investment Advisor will be paid a fee equal to 50 basis points of assets under management. The Investment Advisor has advised the Company that it intends to waive the fee for the initial two-year period of the Investment Advisory Agreement and has as its option the ability to waive future fees, although there can be no assurance that it will do so. In addition, the Investment Advisory Agreement allows the Investment Advisor to defer payment of its fees, although there can be no assurance that it will do so. Mr. Rosenkranz, Chairman of the Board of Directors of the Company and Oracle Re, may be deemed to be the beneficial owner of substantially all of the Investment Advisor.

     The initial term of the Investment Advisory Agreement is until December 31, 1998 and shall thereafter be automatically renewed for successive two-year terms, unless terminated on 60 days' notice by either the Company or the Investment Advisor.

STANDBY AGREEMENT

     The Company and the Standby Purchasers have entered into the Standby Agreement pursuant to which the Standby Purchasers have agreed to purchase, and the Company has agreed to sell 900,500 Common Shares (the "Standby Commitment Shares") on the Expiration Date at the Exercise Price. The obligations of the Standby Purchasers and the Company under the Standby Agreement are conditioned on the purchase of at least 599,500 Common Shares upon the exercise of the Rights. In addition, the number of Standby Commitment Shares will be reduced on a share by share basis (but not below 150,000 Common Shares) to the extent that more than 1,149,500 Common Shares are purchased upon the exercise of Rights. To the extent that this reduction results in less than 900,500 Common Shares being purchased by the Standby Purchasers,

150,000 Common Shares (the "Minimum Standby Commitment Shares") will be purchased by certain of the Standby Purchasers (the "Minimum Standby Purchasers") and any remaining Common Shares will be purchased by the other Standby Purchasers, pro-rata to their commitments. The aggregate number of Common Shares sold pursuant to the Rights and pursuant to the Standby Agreement will not exceed 2,200,000 Common Shares. Delphi will finance 50% of the purchases made by substantially all of the Minimum Standby Purchasers of Common Shares represented by their Rights and their Standby Commitment Shares, which will total 273,486 Common Shares if such Minimum Standby Purchasers exercise all of their Rights and purchase all of their Standby Commitment Shares. All of such Common Shares will be pledged to Delphi and Delphi will obtain a security interest in such shares. See "The Rights Offering -- Standby Agreement."

     The Company has entered into the Standby Agreement to provide additional assurance that, if the minimum required 599,500 Common Shares underlying Rights are sold, the Company would, with the sale of the Standby Commitment Shares, sell at least 1,500,000 Common Shares. Following completion of the Rights Offering, (a) assuming that all of the Rights issued in the Rights Offering are exercised by the holders thereof, 150,000 Common Shares are issued to the Standby Purchasers (the "Additional Shares") and 2,200,000 Common Shares are outstanding following the completion of the Rights Offering, the Standby Purchasers will beneficially own, in the aggregate, approximately 42.5% of the Common Shares of the Company and (b) assuming that 900,500 Standby Commitment Shares are issued to the Standby Purchasers, 1,149,500 Common Shares are issued upon exercise of Rights by the holders thereof and 2,050,000 Common Shares are outstanding following completion of the Rights Offering, the Standby Purchasers will beneficially own, in the aggregate, approximately 82.3% of the Common Shares of the Company. See "The Rights Offering -- Standby Agreement."

     The following table sets forth the Standby Purchasers, the number of Standby Commitment Shares and Minimum Standby Commitment Shares each Standby Purchaser has agreed to purchase pursuant to the Standby Agreement. The following table also sets forth the number of Rights to acquire Common Shares that each Standby Purchaser, as of October 31, 1997, will own. This table assumes that as of the date of the Prospectus the information set forth is the same as on October 31, 1997. All of these persons are employees of Delphi, or one of its affiliates, or Rosenkranz & Company, except for Messrs. Elenowitz, Fox, O'Connor, Ranieri and Rhodes. Messrs. Ilg, O'Brien, Smith and Rosenkranz hold the positions set forth in "Management."

                                                                        MINIMUM
                                                           STANDBY      STANDBY
                                                          COMMITMENT   COMMITMENT   NUMBER OF
                            NAME                          SHARES(1)      SHARES      RIGHTS
    ----------------------------------------------------  ----------   ----------   ---------
    Wayne M. Benseler...................................      3,700           --       2,000
    John P. Csik........................................      2,300        2,300       2,307
    Lawrence E. Daurelle................................      1,800           --       1,914
    Jane R. Dunlap......................................      5,000           --       3,716
    Linda Eike..........................................     10,000        2,600       1,977
    David W. Elenowitz and David W. Elenowitz Spray
      Trust.............................................    150,000       71,000       2,448
    Christopher A. Fazzini..............................      5,000           --       1,543
    Aaron A. Fischer....................................     10,000       10,000       1,630
    Catherine M. Fleming................................      2,000        2,000          83
    Edward A. Fox.......................................     40,000           --       3,769
    Kenneth R. Hamm.....................................        800           --       1,224
    Duane A. Hercules Living Trust......................     15,000           --      15,208
    Ilg Family L.P. No. 1...............................     80,000           --      71,247
    Paul J. Kehoe.......................................      2,000           --       2,043
    Louis C. Lucido.....................................     31,000       12,500       2,000
    Eugene R. Maier.....................................      5,000        5,000       2,861
    Patricia A. Mortz...................................     10,000       10,000       2,041
    Charles P. O'Brien..................................     33,400           --      16,845
    Colin O'Connor......................................     15,000       15,000          --

                                                                        MINIMUM
                                                           STANDBY      STANDBY
                                                          COMMITMENT   COMMITMENT   NUMBER OF
                            NAME                          SHARES(1)      SHARES      RIGHTS
    ----------------------------------------------------   -------      -------      -------
    Jeffrey W. Otto.....................................      2,400        2,400       2,307
    Stuart M. Presson...................................      2,700        2,700       2,769
    Joseph W. Rachinsky.................................      3,800           --       1,700
    Lewis S. Ranieri....................................     80,000           --       1,688
    Thomas L. Rhodes....................................     20,000           --       1,045
    Rosenkranz & Company (2)............................    300,000           --     530,567
    Terrence T. Schoeninger Trust.......................     20,000           --      35,338
    Gerald R. Scott Trust...............................     15,000           --      30,673
    Robert M. Smith, Jr. ...............................     12,500       12,500      13,153
    Debra Staples.......................................        100           --         517
    William Troy........................................      2,000        2,000          10
    Mark A. Wilhelm Trust...............................     20,000           --      31,348
                                                            -------      -------     -------
              Total.....................................    900,500      150,000     785,971
                                                            =======      =======     =======

---------------
(1) Represents aggregate commitment including Minimum Standby Commitment Shares.

(2) Rosenkranz & Company has advised the Company that it intends to distribute any shares purchased pursuant to the Standby Agreement to its partners. As a result, Mr. Robert Rosenkranz will receive directly or indirectly an initial distribution of approximately 73.5% of any shares so purchased.

     Delphi has agreed to provide five year loans to Messrs. Elenowitz and Smith, directors of the Company, for 50% of the cost of their purchases of Common Shares and to provide certain other Minimum Standby Purchasers with similar loans of up to $356,111 in the aggregate to purchase the Common Shares represented by their Rights and their Minimum Standby Commitment Shares and up to a further $132,738 to the extent that additional portions of their Standby Commitments are utilized. The maximum amount that Delphi will lend to Messrs. Elenowitz and Smith is $781,296 and $131,472, respectively, and the maximum amount that Delphi will lend to the other Minimum Standby Purchasers as a group is $488,848. As a result, the maximum amount that Delphi will lend to the Minimum Standby Purchasers is $1,401,616. Interest on such loans will be paid at the interest rate charged Delphi by its commercial banking group (currently LIBOR plus 0.45%) and payments of interest and principal will be deferred until maturity. All of the Common Shares purchased by such Minimum Standby Purchasers shall be pledged to secure the loan to each such Minimum Standby Purchaser and Delphi will have recourse only against such Common Shares. As a result of the loans and if such Minimum Standby Purchasers exercise all of their Rights and purchase all of their Standby Commitment Shares, 273,486 Common Shares will be pledged to Delphi and Delphi will obtain a security interest in such shares. The Company believes these Minimum Standby Purchasers have the ability to repay these loans. Delphi will not, however, assume ownership of the Common Shares as a result of such pledge. To secure repayment obligations, Delphi may cause these Minimum Standby Purchasers to sell the Common Shares purchased pursuant to such financing and to remit the proceeds to Delphi in full satisfaction of the loan. Any sales of Common Shares will be made pursuant to a registration statement declared effective by the Securities and Exchange Commission or pursuant to an exemption from registration. See "The Rights Offering -- Standby Agreement."

AGREEMENT WITH INTERNATIONAL ADVISORY SERVICES LTD.

     The Company has agreed to engage IAS to provide certain management and administrative services to the Company. David Ezekiel, Vice President and a director of the Company and Oracle Re, is the President, Managing Director and principal shareholder of IAS. These services will include underwriting support and administration, preparation of financial statements, liaison with auditors, legal advisors and other service providers, together with such other duties as may be agreed upon. The Company will pay to IAS a fee based upon the time and expenses incurred for the provision of such services, which fee the Company expects to be approximately $100,000 during 1998.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Shares by each person expected by the Company to own beneficially more than five percent of the Common Shares immediately following the Rights Offering, each of the Company's Directors, which includes the Company's Chief Executive Officer, and all directors and officers of the Company as a group, assuming (a) that all of the Rights issued in the Rights Offering are exercised by the holders thereof, that an additional 150,000 Common Shares are issued to the Standby Purchasers (the "Additional Shares") and that 2,200,000 Common Shares are outstanding following completion of the Rights Offering and (b) that 900,500 Standby Commitment Shares are issued to the Standby Purchasers, 1,149,500 Common Shares are issued upon exercise of Rights by the holders thereof and that 2,050,000 Common Shares are outstanding following completion of the Rights Offering. This table assumes that as of the date of the Prospectus the number of Rights is the same as on October 31, 1997.

                                                                                            AMOUNT OF
                                          AMOUNT OF RIGHTS     AMOUNT OF                     STANDBY
          NAME AND ADDRESS OF              AND NATURE OF       ADDITIONAL    PERCENT OF     COMMITMENT     PERCENT OF
          BENEFICIAL OWNER(1)                OWNERSHIP          SHARES        CLASS(A)        SHARES        CLASS(B)
----------------------------------------  ----------------     ---------     ----------     ----------     ----------
Rosenkranz & Company(2).................       530,567               --         24.1%         300,000         40.5%
Robert Rosenkranz(2)....................        43,801               --          2.0               --          2.1
Colin O'Connor..........................            --           15,000            *           15,000            *
David Ezekiel...........................            --               --           --               --           --
Nicolas G. Trollope.....................            --               --           --               --           --
David W. Elenowitz(3)...................         2,448           71,000          3.3          150,000          7.4
Edward A. Fox...........................         3,769               --            *           40,000          2.1
Harold F. Ilg(4)........................        71,247               --          3.2           80,000          7.4
Charles P. O'Brien......................        16,845               --            *           33,400          2.5
Lewis S. Ranieri........................         1,688               --            *           80,000          4.0
Thomas L. Rhodes........................         1,045               --            *           20,000          1.0
Robert M. Smith, Jr.(3).................        13,153           12,500          1.2           12,500          1.3
All officers and directors as a group
  (11 persons)..........................       684,563           98,500         35.6%         730,900         69.0%

---------------
*   Less than 1%.

(1) The address of each of Rosenkranz & Company, Robert Rosenkranz, David W. Elenowitz and Robert M. Smith, Jr. is 650 Madison Avenue, Suite 2600, New York, New York 10022. The address of Colin O'Connor is Delphi International Ltd., Chevron House, Church Street, Hamilton, Bermuda. The address of David Ezekiel is International Advisory Services Ltd., Chevron House, Church Street, P.O. Box HM 1760, Hamilton Bermuda. The address of Nicolas G. Trollope, Esq. is Conyers, Dill & Pearman, Clarendon House, Church Street, Hamilton, Bermuda. The address of Edward A. Fox is R.R. 67-15, Harborside, Maine 04642. The address of Harold F. Ilg is Safety National Casualty Corporation, 2043 Woodland Parkway, Suite 200, St. Louis, Missouri 63146. The address of Charles P. O'Brien is Reliance Standard Life Insurance Company, 2501 Parkway, Philadelphia, Pennsylvania 19130. The address of Lewis S. Ranieri is Ranieri & Co., Inc., 50 Charles Lindbergh Blvd., Suite 500, Uniondale, New York 11553. The address of Thomas L. Rhodes is National Review, 215 Lexington Avenue, New York, New York 10016.

(2) Rosenkranz & Company has advised the Company that it intends to distribute such Common Shares to its partners promptly after completion of the Rights Offering. As a result, Mr. Robert Rosenkranz will receive directly or indirectly a distribution of approximately 420,422 Common Shares, which, assuming that he exercises the Rights that he owns personally and that he receives approximately 220,500 Standby Commitment Shares, will represent 33.4% of the Common Shares to be outstanding following completion of the Rights Offering.

(3) Delphi has agreed to provide five year loans to Messrs. Elenowitz and Smith for 50% of the cost of their purchases of Common Shares and to provide certain other Minimum Standby Purchasers with similar loans of up to $356,111 in the aggregate to purchase the Common Shares represented by their Rights and their Minimum Standby Commitment Shares and up to a further $132,738 to the extent that additional portions of their Standby Commitments are utilized. The maximum amount that Delphi will lend to Messrs. Elenowitz and Smith is $781,296 and $131,472, respectively, and the maximum amount that Delphi will lend to the other Minimum Standby Purchasers as a group is $488,848. As a result, the maximum amount that Delphi will lend to the Minimum Standby Purchasers is $1,401,616. Interest on such loans will be paid at the interest rate charged Delphi by its commercial banking group (currently LIBOR plus 0.45%) and payments of interest and principal will be deferred until maturity. All of the Common Shares purchased by such Minimum Standby Purchasers shall be pledged to secure the loan to each such Minimum Standby Purchaser and Delphi will have recourse only against such Common Shares. As a result of the loans and if such Minimum Standby Purchasers exercise all of their Rights and purchase all of their Standby Commitment Shares, 273,486 Common Shares will be pledged to Delphi and Delphi will obtain a security interest in such shares. The Company believes these Minimum Standby Purchasers have the ability to repay these loans. Delphi will not, however, assume ownership of the Common Shares as a result of such pledge. To secure repayment obligations, Delphi may cause these Minimum Standby Purchasers to sell the Common Shares purchased pursuant to such financing and to remit the proceeds to Delphi in full satisfaction of the loan. Any sales of Common Shares will be made pursuant to a registration statement declared effective by the Securities and Exchange Commission or pursuant to an exemption from registration.

(4) These Rights are owned by the Ilg Family L.P. No. 1.

                          DESCRIPTION OF CAPITAL STOCK

     The following summarizes certain provisions of the Memorandum of Association and the Bye-Laws of the Company. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by, all of the provisions of the Memorandum of Association and the Bye-Laws. Copies of the Memorandum of Association and the Bye-Laws are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The authorized share capital of the Company will be 15,000,000 shares, consisting of 10,000,000 common shares, par value $.01 per share ("Common Shares") and 5,000,000 preferred shares, par value $.01 per share ("Preferred Shares"). The Company expects 2,050,000 Common Shares (assuming that no Standby Commitment Shares are issued to the Standby Purchasers), and no Preferred shares, to be issued and outstanding following completion of the Rights Offering.

COMMON SHARES

     The Common Shares offered hereby will be validly issued, fully paid and nonassessable. There are no provisions of Bermuda law or the Company's Bye-Laws which impose any limitations on the rights of shareholders to hold or vote Common Shares by reason of such shareholders not being residents of Bermuda.

     Dividend Rights. The Company is a holding company with no operations or significant assets other than its ownership of the capital stock of Oracle Re, its insurance subsidiary. Therefore, the Company will rely primarily on dividends from Oracle Re to pay dividends on the Common Shares. Oracle Re's ability to pay dividends to the Company in the future is subject to limitations imposed by the insurance laws and regulations of Bermuda, its jurisdiction of incorporation and domicile, and will depend on, among other things, its statutory surplus, future earnings and regulatory restrictions. The payment of dividends by Oracle Re to the Company will also be limited by the terms of the proposed standby letters of credit facility. See "Dividend Policy," "Management's Discussion and Analysis of Financial Conditions and Plan of Operation -- Liquidity Capital Resources" and "Regulation -- Bermuda."

     Holders of the Common Shares will be entitled to receive dividends ratably when and as declared by the Board of Directors out of funds legally available therefor.

     Limitation on Voting Rights. Each holder of Common Shares is entitled to one vote per share on all matters submitted to a vote of the Company's shareholders at any such meeting, subject to the 9.5% voting limitation described below. All matters, including the election of directors, voted upon at any duly held shareholders' meeting shall be carried by a majority of the votes cast at the meeting by shareholders represented in person or by proxy, except
(i) approval of a merger, consolidation or amalgamation, or the sale, lease or exchange of all or substantially all of the assets of the Company, which requires (in addition to any regulatory or court approvals) the approval of at least 66 2/3% of the outstanding voting shares, voting together as a single class, (ii) approval of a special resolution, (iii) amendment of certain provisions of the Bye-Laws which require the approval of at least 66 2/3% of the outstanding voting shares, voting together as a single class and (iv) as otherwise provided in the Bye-Laws. A special resolution requires the approval of at least 66 2/3% of the votes cast by such shareholders represented in person or by proxy at a duly convened meeting.

     The Bye-Laws contain certain provisions that limit the voting rights that may be exercised by certain holders of Common Shares. The Bye-Laws provide that each holder of Common Shares is entitled to one vote per share on all matters submitted to a vote of the Company's shareholders, except that if, and so long as, the Controlled Shares of any person constitute 9.5% or more of the issued and outstanding Common Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of 9.5%, pursuant to a formula specified in the Bye-Laws. "Controlled Shares" means (i) all shares of the Company directly, indirectly or constructively owned by any person within the meaning of Section 958 of the Code and (ii) all shares of the Company directly, indirectly or beneficially owned by such person within the meaning of Section 13(d) of the Exchange Act (including any shares owned by a group of persons as so defined and including any shares that would otherwise be excluded by the provisions of Section 13(d)(6) of the Exchange Act). Under these provisions, if, and so long as, any person (as defined below) directly, indirectly or constructively owns, within the meaning of Section 958 of the Code, Controlled Shares having more than 9.5% of the total number of votes exercisable in respect of all shares of voting stock of the Company, the voting rights attributable to such shares will be limited, in the aggregate, to 9.5% of the total number of votes.

     The Common Shares have noncumulative voting rights, which means that the holders of a majority of the Common Shares may elect all of the directors of the Company and, in such event, the holders of the remaining shares will not be able to elect any directors. The Board of Directors is presently divided into three classes, two of which consist of four directors and one of which consists of three directors. At present, the first class is elected for a term which expires at the first annual meeting of the Company's shareholders following the completion of the Rights Offering, and the second and third class is elected for a term which expires at the second and third meeting of the Shareholders following the completion of the Rights Offering, respectively, with the result that shareholders will not vote for the election of a majority of directors in any single year. See "Management -- Staggered Board Committees of the Board." Directors may be removed without cause only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares generally entitled to vote at a meeting of shareholders. Directors may be removed with cause by the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders.

     This classified, or "staggered," board provision could prevent a party who acquires control of a majority of the outstanding voting power from obtaining control of the Board until the second annual shareholders meeting following the date the acquiror obtains the controlling share interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could thus increase the likelihood that incumbent directors will retain their positions.

     Preemptive Rights. No holder of Common Shares of the Company shall, by reason only of such holding, have any preemptive right to subscribe to any additional issue of shares of any class or series nor to any security convertible into such shares.

     Voting Rights in Oracle Re. The Company's Bye-Laws provide that each holder of Common Shares is entitled to one vote per share on all matters submitted to a vote of Oracle Re's shareholders, subject to the 9.5% voting limitation set forth above.

THE BYE-LAWS

     The Bye-Laws provide for the internal regulation of the Company, including, among other things, the establishment of share rights, modification of such rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations to capital, the convening and conduct of general meetings, proxies, the appointment and removal of directors, conduct and power of directors, dividends, the appointment of any auditor and the winding-up of the Company.

     Pursuant to the Company's Bye-Laws, the Company's Board of Directors may by resolution establish one or more series of preferred shares having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of impeding or discouraging the acquisition of control of the Company.

TRANSFER AGENT

     The transfer agent and registrar for the Common Shares will be BankBoston, N.A., Braintree, Massachusetts. BankBoston, N.A. will maintain a branch register for the Common Shares in Braintree, Massachusetts and will maintain a principal register for the Common Shares at the Company's registered office.

DIFFERENCES IN CORPORATE LAW

     The Companies Act 1981 of Bermuda (the "Companies Act") differs in certain material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to the Bye-Laws) applicable to the Company, which differ in certain respects from, for example, the provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to the Company and its shareholders.

     Interested Directors. The Bye-Laws provide that any transaction entered into by the Company in which a director has an interest is not voidable by the Company nor can such director be liable to the Company for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors or in writing to the directors. Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

     Mergers and Similar Arrangements. The Company may acquire the business or another Bermuda exempted company or a company incorporated outside Bermuda and carry on such business when it is within the objects of its Memorandum of Association. The Company may also amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not set aside the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

     Takeovers. Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

     Shareholder's Suit. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the Company to remedy a wrong done to the Company where the act complained of is alleged to be beyond the corporate power of the Company or is illegal or would result in the violation of the Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of the Company's shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of its attorneys' fees incurred in connection with such action. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

     Waiver of Action and Indemnification of Directors, Officers and
Auditors. The Company may exempt and indemnify its directors, officers and auditors in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director, officer or auditor may be guilty in relation to the Company other than in respect of his own fraud or dishonesty. The Company has adopted provisions in its Bye-laws that provide that each member of the Company and the Company itself agrees to waive any claim or right of action he or it might have, whether individually or by or in the right of the Company, against any director on account of any action taken by such director, or the failure of such director to take any action, in the performance of his duties, or supposed duties, with or for the Company, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such directors. The Company also has adopted provisions in its Bye-Laws that provide that the Company shall indemnify its directors, officers and may indemnify its auditors to the maximum extent permitted under the Companies Act. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

     Inspection of Books and Records. Members of the general public have the right to inspect the public documents of the Company available at the office of the Registrar of Companies in Bermuda, which will include the Memorandum of Association (including its objects and powers) and any alteration to the Memorandum of Association and documents relating to any increase or reduction of authorized capital. The shareholders have the additional right to inspect the Bye-Laws, minutes of general meetings and audited financial statements of the Company, which must be presented to the annual general meeting of shareholders. The register of shareholders of the Company is also open to inspection by shareholders without charge, and to members of the public for a fee. The Company is required to maintain its share register in Bermuda but may establish a branch register outside Bermuda. The Company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder. Delaware law does not permit inspection by the public of the register of shareholders.

ANTI-TAKEOVER EFFECTS OF BYE-LAWS

     The Bye-Laws contain certain provisions that may be viewed as making the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise more difficult. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the directors. The directors believe that, as a general rule, the interests of the Company's shareholders would be best served if any change in control results from negotiations with the directors. The directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of the Company. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Common Shares.

     In addition to those provisions of the Bye-Laws discussed above, set forth below is a description of other relevant provisions of the Bye-Laws. The descriptions are intended as a summary only and are qualified in their entirety by reference to the Bye-Laws, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Shareholder Proposals. The Bye-Laws provide that shareholders holding not less than one tenth of the paid up capital of the Company carrying the right of voting at general meetings of the Company have at all times the right to submit a proposal for consideration at an annual general meeting or special general meeting, or to nominate persons for election as directors, provided that written notice of such shareholder's intent to make such a proposal or nomination must be given and received by the Secretary of the Company at the registered offices of the Company not later than two months prior to the annual general meeting or special general meeting. If the Board fails to proceed to convene a special general meeting within 21 days of receipt by the Company of notice to hold such meeting, the shareholders may do so in accordance with Bermuda law. The notice must describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and must set forth (i) the name and record address of the shareholder proposing such meeting, (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination and (iii) the class and number of shares of the Company which are beneficially owned by the shareholder. In addition, the notice must set forth a brief description of the business desired to be brought before the meeting and the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business. In the case of a nomination of any person for election as a director, the notice shall set forth: (i) the name, age, business address and residence address of any person to be nominated; (ii) the principal occupation or employment of the person; (iii) the number of Common Shares which are beneficially owned by such person; (iv) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, whether or not the Company is then subject to such Regulation; and (v) the consent of each nominee to serve as a director of the Company, if so elected. The presiding officer of the annual general meeting or special general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure.

     The affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote, shall be required to amend or repeal, or adopt any provision inconsistent with, the foregoing provision of the Bye-Laws.

     The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the procedures summarized above are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

     Restrictions on Certain Business Combinations. The Company's Bye-Laws contain provisions which restrict certain "business combinations." In general, the Bye-Laws prohibit an "interested shareholder" of the Company from, either directly or indirectly, being a party to or taking any action in connection with any "business combination" with the Company or Oracle Re for a period of five years commencing on the date such person first became an "interested shareholder," unless (a) the "business combination" is approved by a prior resolution of the "continuing directors" of the Company's Board of Directors; or
(b) the "business combination" is approved by a prior resolution of at least
66 2/3% of the outstanding voting shares of the Company other than those voting shares beneficially held by an "interested shareholder." A "business combination" includes, among other things, (i) any scheme of arrangement, reconstruction or amalgamation involving the Company or Oracle Re and an "interested shareholder," (ii) any transaction or series of transactions involving the sale, purchase, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of the assets of the Company and Oracle Re, (iii) the interest or transfer to an "interested shareholder" or any affiliate thereof of any securities by the Company or Oracle Re other than an issue or distribution to all shareholders of the Company entitled to participate therein, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company or Oracle Re unless such plan or proposal is initiated, proposed or adopted independently of any "interested shareholder" and (v) the reclassification of any securities or other restructuring of the capital of the Company or Oracle Re in such a way as to confer a benefit on the "interested shareholder." An "interested shareholder" means any shareholder of the Company (other than the Company or any subsidiary, any profit-sharing employee share ownership or other employee benefit plan of the Company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity or shareholders of the Company who acquired their Common Shares in the initial capitalization of the Company) who is, or has announced or publicly disclosed a plan or intention to become the beneficial owner of Common Shares representing ten percent or more of the value of the Company. A "continuing director" includes (i) any member of the Company's Board of Directors who, while a member thereof, is not an "interested shareholder" or an affiliate of an "interested shareholder" and was a member of the Company's Board of Directors prior to the time that the "interested shareholder became such, and (ii) any person who subsequently becomes a member of the Company's Board of Directors and, while such person is a member thereof, is not an "interested shareholder" or an affiliate of an "interested shareholder," and such person's nomination for election or election to the Company's Board of Directors is recommended or approved by a majority of the "continuing directors" then in office. As a result of the application of this provision of the Company's Bye-Law, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transaction.

                           CERTAIN TAX CONSIDERATIONS

     The following summary of the taxation of the Company and Oracle Re and the taxation of shareholders of the Company is based upon current law and is the opinion of Conyers Dill & Pearman with respect to matters of Bermuda taxation and is the opinion of Baker & McKenzie with respect to matters of United States taxation. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. Neither the Company nor Oracle Re intends to seek a tax ruling with respect to any of the issues described below.

TAXATION OF THE COMPANY AND ORACLE RE

  Bermuda

     The Company and Oracle Re have each received from the Minister of Finance of Bermuda an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to the Company or Oracle Re or to any of their operations or the shares, debentures or other obligations of the Company or Oracle Re until March 28, 2016. These assurances are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (the Company is not currently so designated) or to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to the land, if any, leased to Oracle Re. Each of the Company and Oracle Re is required to pay certain annual Bermuda government fees and Oracle Re, additionally, is required to pay certain insurance registration fees as an insurer under the Insurance Act 1977 of Bermuda. Under current rates, the Company will pay a fixed annual fee of BD $8,400, and Oracle Re will pay a total of BD $7,540 per year (which includes the annual Bermuda government fee and the annual insurance business fee). Currently there is no Bermuda withholding tax on dividends that may be paid by Oracle Re to the Company.

  United States

     The Company and Oracle Re intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business within the United States. On this basis, it is not expected that either the Company or Oracle Re will be required to pay United States income tax (other than withholding tax as described below). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business in the United States, there can be no assurances that the IRS will not contend successfully that the Company or Oracle Re is engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged (i) would be subject to U.S. income tax, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business except to the extent the corporation is entitled to relief under the permanent establishment provision of a tax treaty, as discussed below, and (ii) would be required to file yearly income tax returns. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation can anticipate an allowance of deductions and credits only if it files a United States income tax return. Under regulations, the foreign corporation would be entitled to deductions and credits for a taxable year only if the return for that year is filed timely under rules set forth therein. The maximum federal tax rates currently are 35% for a corporation's effectively connected income and 30% for the branch profits tax. The branch profits tax is imposed each year on a corporation's effectively connected earnings and profits (with certain adjustments) deemed repatriated out of the U.S.

     Under the tax convention between Bermuda and the United States (the "Treaty"), a Bermuda company, such as Oracle Re, predominantly engaged in the insurance business, is subject to U.S. income tax on income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. Oracle Re would not be entitled to the benefits of the Treaty, however, if (i) 50% or more of Oracle Re's stock were beneficially owned, directly or indirectly, by persons other than Bermuda residents or U.S. citizens or residents, or (ii) Oracle Re's income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. While there can be no assurances, it is not anticipated that the above exceptions to the Treaty benefits will apply to Oracle Re after the Rights Offering.

     Oracle Re intends to operate under guidelines that should minimize the risk that it will be found to have a U.S. permanent establishment.

     Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. withholding tax on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States as enumerated in Section 881(a) of the Code (such as dividends and certain types of interest on investments).

     The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax currently applicable to reinsurance premiums paid to Oracle Re is 1% of gross premiums.

TAXATION OF SHAREHOLDERS

  Bermuda

     There currently is no Bermuda withholding tax on dividends paid by the Company. There currently is no Bermuda tax or other levy payable on the sale of Common Shares of the Company.

  United States Taxation of U.S. and Non-U.S. Shareholders

     General. The following discussion summarizes certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Common Shares by a beneficial owner of Common Shares that is (i) a citizen or resident of the United States, (ii) a United States domestic corporation, or
(iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of Common Shares. This summary deals only with Common Shares acquired by purchasers in the Rights Offering and held as capital assets and does not deal with the tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold Common Shares as part of hedging or conversion transactions and investors whose functional currency is not the U.S. dollar) may be subject to special rules. Prospective purchasers of Common Shares are advised to consult their own tax advisers with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other laws to which they may be subject.

     Dividends. Distributions with respect to the Common Shares will be treated as ordinary dividend income to the extent of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the "controlled foreign corporation" or "passive foreign investment company" rules. Such dividends will not be eligible for the dividends-received deduction allowed to United States corporations under the Code. The amount of any distribution in excess of the Company's current and accumulated earnings and profits will first be applied to reduce the holder's tax basis in the Common Shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of the Common Shares.

     Classification of the Company or Oracle Re as a Traditional Controlled Foreign Corporation. Under Section 951(a) of the Code, each "10% Voting U.S. Shareholder" of a CFC must include in its gross income for United States Federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. Under Code Section 951(b), any U.S. corporation, citizen, resident or other U.S. person who owns, directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in Code Section 958(b), generally applying to options, family members, partnerships, estates, trusts or controlled corporations), 10% or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a "10% Voting U.S. Shareholder." In general, a foreign corporation is treated as a CFC only if such "10% Voting U.S. Shareholders" collectively own more than 50% (more than 25% for certain insurance companies, such as Oracle Re) of the total combined voting power or total value of the corporation's stock for an uninterrupted period of 30 days or more during any tax year. Under the Memorandum of Association and Bye-Laws of the Company and Oracle Re, the voting power of a shareholder, plus the voting power of all other shareholders whose shares would be attributed to the first shareholder under the stock ownership attribution rules of the Code, is limited to 9.5% of the total voting power of the Company and Oracle Re.

     Due to the existence of extremely broad constructive ownership rules and for other reasons it may be difficult or impossible for the Company to ensure that neither it nor Oracle Re has or will become a controlled foreign corporation. However, so long as a shareholder of the Company or Oracle Re is not characterized as a 10% Voting U.S. Shareholder, the classification of the Company or Oracle Re as a CFC should have no adverse effect on such shareholder. Therefore, each investor should consult its own tax advisor to ensure that its ownership interest in the Company will not cause it to become a 10% Voting U.S. Shareholder of the Company or Oracle Re, or any subsidiary which may be created by the Company or Oracle Re.

     Related Person Insurance Income Rules. Certain special provisions of the Code will apply to Oracle Re if both (A) as is anticipated, 25% or more of the value or voting power of the Common Shares is held (directly or indirectly through foreign entities) by United States persons, and (B)(i) Oracle Re has gross RPII greater than or equal to 20% of its gross insurance income and (ii) 20% or more of either the voting power or the value of the Oracle Re common stock is owned directly or indirectly through foreign entities by persons (directly or indirectly) insured or reinsured by Oracle Re or persons related to such insureds or reinsureds. RPII is income (investment income and premium income) from the direct or indirect insurance or reinsurance of any United States person who holds Common Shares (directly or indirectly through foreign entities) or a person related to such a United States holder of Common Shares.

     While there can be no assurance, it is not anticipated that 20% or more of the gross insurance income of Oracle Re for any taxable year will constitute RPII. Even if 20% or more of the gross insurance income of Oracle Re for any taxable year were to constitute RPII, it is not anticipated that 20% or more of the voting power or the value of Oracle Re's common stock will be held by U.S. insureds or reinsureds or persons related thereto. If, however, 20% or more of Oracle Re's gross income were to constitute RPII and 20% or more of the Common Shares of Oracle Re were to be owned directly or indirectly by U.S. insureds or reinsureds or related persons to such insureds or reinsureds, each direct and indirect United States holder of Common Shares would be taxable currently on its allocable share of the RPII, even if such United States holder did not constitute a 10% Voting U.S. Shareholder, as defined above. For this purpose, all of Oracle Re's RPII would be allocated solely to United States holders to the extent of their ratable share of Oracle Re's income.

     Computation of RPII. To the extent information is required, the Company may send a letter after each fiscal year to each person who was a Oracle Re policyholder during the year asking the policyholder to represent whether it was a U.S. shareholder of the Company or related to a U.S. shareholder during the year. There can be no assurance that this procedure will enable the Company to identify all of Oracle Re's RPII. For any year that the Company determines that Oracle Re's gross RPII is 20% or more of Oracle Re's gross insurance income for the year, the Company may also seek information from its shareholders as to whether beneficial owners of Common Shares at the end of the year are United States persons so that RPII may be apportioned among such persons. To the extent the Company is unable to determine whether a beneficial owner of shares is a U.S. person the Company may assume that such is not a U.S. person for purposes of apportioning RPII, thereby increasing the per share RPII amount for all U.S. shareholders.

     Dispositions of Common Shares by U.S. Persons Generally. Subject to the discussions below relating to "Disposition of Common Shares by U.S. Persons Who are Not 10% Voting U.S. Shareholders," U.S. Persons will, upon the sale or exchange of Common Shares, generally recognize gain or loss for federal income tax purposes equal to the excess of the amount realized upon such sale or exchange over such person's federal income tax basis for such Common Shares. However, in certain circumstances described below, gain may be recharacterized, in whole or in part, as a dividend.

     Disposition of Common Shares by U.S. Persons Who Are Not 10% Voting U.S. Shareholders. As noted above, in the case of a U.S. person who owns Common Shares but is not a 10% Voting U.S. Shareholder, RPII may be allocable to such holder's Common Shares in the Company during the period of ownership but not taxed to him because less than 20% of such Common Shares is owned by persons generating RPII or less than 20% of Oracle Re gross insurance income is RPII. Upon such holder's sale or exchange of Common Shares at a gain, however, there is a reasonable likelihood that an amount of such gain equal to such holder's allocable share of untaxed RPII will be taxable as a dividend. Moreover, the IRS has an arguable position that the amount of gain so taxed as a dividend will be equal to all the earnings and profits allocable to the U.S. holder during the period that such holder held the Common Shares (whether or not Oracle Re has RPII). If the IRS were to take this position and were to prevail, for individuals, this would mean that the amount of gain taxed as a dividend would bear tax at the rates applicable to ordinary income rather than at the currently lower rates applicable to long-term capital gain. The rates applicable to corporate shareholders would not be affected, however, since corporations pay tax on capital gains at the same rates as they pay on ordinary income.

     If only the untaxed RPII would be subject to dividend characterization, the selling shareholder nevertheless has the burden of showing the amount of untaxed RPII allocable to the Common Shares sold. The Company will keep records showing what it believes to be the untaxed RPII allocable to each Common Share and will, upon reasonable request, provide any owner or prior owner of Common Shares with such information.

     Uncertainty as to Application of RPII. The RPII provisions of the Code have never been interpreted by the courts. Regulations interpreting the RPII provisions of the Code exist only in proposed form, having been proposed in April 1991. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. The description of RPII by the IRS, the courts or otherwise, might have retroactive effect. The description of RPII herein is therefore qualified. Accordingly, the meaning of the RPII provisions and the application thereof to the Company and Oracle Re are uncertain. The provisions include the grant of authority to the U.S. Treasury to prescribe "such regulations as may be necessary to carry out the purposes of this subsection including...regulations preventing the avoidance of this subsection, through cross insurance arrangement or otherwise..." In addition, there can be no assurance that the amounts of the RPII inclusions, if any, will not be subject to adjustment based upon subsequent IRS examination. Each U.S. person who is considering an investment in the Common Shares should consult its tax advisor as to the effects of these uncertainties.

     Foreign Tax Credit. In the event, as expected, that U.S. shareholders own at least 50% of the Company's shares, only a portion of the dividends paid by the Company will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. It is likely that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most U.S. shareholder to utilize excess foreign tax credits to reduce U.S. tax on such income.

     Passive Foreign Investment Companies. Sections 1291 through 1297 of the Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of its assets produce passive income. If the Company were to be characterized as a PFIC, its United States shareholders would be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) its shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the United States shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. Federal income tax for such period.

     The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business..." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. It is the Company's intention that the Company and Oracle Re, taken together, will be predominantly engaged in an insurance business. The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the stock. While no explicit guidance is provided by the statutory language, it is anticipated that, under the look-through rule, the Company would be deemed to own the assets and to have received any income of Oracle Re directly for the purposes of determining whether the Company qualifies for the aforementioned insurance exceptions. It is believed that this interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future.

     No regulations interpreting these specific issues under the PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. person who is considering an investment in the Common Shares should consult its tax advisor as to the effects of these rules.

     Other. Dividends paid by the Company to U.S. corporate shareholders will not be eligible for the dividends received deduction provided by Section 243 of the Code.

     Except as discussed below with respect to backup withholding, dividends paid by the Company will not be subject to a U.S. withholding tax.

     Information Reporting. If Oracle Re meets the RPII CFC rule in a given tax year, each U.S. person who is a shareholder of the Company on the last day of the Company's fiscal year must attach a Form 5471 to such shareholder's income tax or information return for the period which includes that date. In the event that Oracle Re's gross RPII constitutes 20% or more of its gross insurance income (which is not anticipated) and no other exception applies that would prevent Oracle Re from being subject to the RPII CFC rule, the Company intends to provide Form 5471 to its U.S. shareholders for attachment to their returns. The amount of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. Failure to file Form 5471 may result in penalties.

     In addition, U.S. persons who at any time own 10% or more in value of the total outstanding shares of the Company have an independent obligation to file Form 5471 with respect to such shares, and should consult with their tax advisor regarding this and other possible reporting requirements.

     Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the Common Shares to U.S. persons. Thus, a holder of Common Shares may be subject to backup withholding at the rate of 31% with respect to dividends paid by such persons, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular Federal income tax liability. Subject to certain exceptions, persons that are not U.S. persons will be subject to United States Federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Common Shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States.

     The summary is based upon current law and is the opinion of Conyers Dill & Pearman with respect to matters of Bermuda taxation and is the opinion of Baker & McKenzie with respect to matters of United States taxation. The tax treatment of a holder of Common Shares, or of a person treated as a holder of Common Shares for United States Federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of Common Shares. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING THE COMMON SHARES.

                       CERTAIN BERMUDA LAW CONSIDERATIONS

     The Company has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority, Foreign Exchange Control, whose permission for the issue and transfer of Common Shares has been obtained. Prior to the Offering, this Prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

     CONSENT UNDER THE EXCHANGE CONTROL ACT, 1972 (AND REGULATIONS THEREUNDER) HAS BEEN OBTAINED FROM THE BERMUDA MONETARY AUTHORITY FOR THE ISSUE AND TRANSFER OF THE COMMON SHARES BEING OFFERED PURSUANT TO THE RIGHTS OFFERING. IN ADDITION, A COPY OF THIS DOCUMENT HAS BEEN DELIVERED TO THE REGISTRAR OF COMPANIES IN BERMUDA PURSUANT TO THE COMPANIES ACT, 1981 OF BERMUDA.

     IN GIVING SUCH CONSENT AND IN ACCEPTING THIS PROSPECTUS FOR FILING, THE BERMUDA MONETARY AUTHORITY AND THE REGISTRAR OF COMPANIES IN BERMUDA, RESPECTIVELY, ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL, OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED HEREIN.

     The transfer of Common Shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of shares after the completion of the Offering to such persons may be effected without specific consent under the Exchange Control Act of 1972 and regulations thereunder. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act of 1972.

     There are no limitations on the rights of persons regarded as non-resident of Bermuda for foreign exchange control purposes owning Common Shares to hold or vote their Common Shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to U.S. residents who are holders of Common Shares, other than in respect of local Bermuda currency. In addition, because the Company has been designated as a non-resident for Bermuda exchange control purposes, it does not intend to maintain Bermuda dollar deposits and, accordingly, will not pay dividends on the Common Shares in Bermuda currency.

     In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. The Company will take no notice of any trust applicable to any of its Common Shares whether or not it had notice of such trust.

     As an "exempted company," the Company is exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but as an exempted company the Company may not participate in certain business transactions, including (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature, (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda, (iii) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad or (iv) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

     The Bermuda government actively encourages foreign investment in "exempted" entities like the Company that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, the Company is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is currently no capital gains tax in Bermuda, and profits can be accumulated by the Company, as required, without limitation. There is no minimum subscription which must be raised by the issue of Common Shares pursuant to the Offerings in order to provide for the matters listed in Section 28 of the Companies Act 1981 of Bermuda.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Rights Offering will be passed upon for the Company by Baker & McKenzie, New York, New York, who will rely as to matters of Bermuda law upon the opinion of Conyers Dill & Pearman, Hamilton, Bermuda. The validity of the issuance of the Common Shares offered hereby is being passed upon for the Company by Conyers Dill & Pearman.

                                    EXPERTS

     The balance sheet of Delphi International Ltd. at September 2, 1997 appearing in this Prospectus and Registration Statement has been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and has been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Commission in Washington, D.C. with respect to the Rights and Common Shares offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

              GLOSSARY OF SELECTED INSURANCE AND REINSURANCE TERMS

ALTERNATIVE MARKET.........  The segment of the insurance market which has developed in response to volatility in cost and availability of traditional commercial insurance coverage and consists of various risk financing mechanisms, including self insurance, captive insurance companies, rent-a-captive facilities, risk retention groups and governmental pools, plans and trusts.

ATTACHMENT POINT...........  The amount of loss (per occurrence or in the aggregate, as the case may be) above which excess of loss coverage becomes operative.

BROKER.....................  One who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (1) a policy holder and primary insurer, on behalf of the primary insurer, (2) a primary insurer and reinsurer, on behalf of the primary insurer or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.

CAPTIVE INSURANCE
COMPANY....................  An insurance or reinsurance company which is controlled by the insured or a group of insureds and which is formed for the purpose of insuring or reinsuring risks associated with the activities of its shareholders or members.

CASUALTY INSURANCE.........  Insurance which primarily is concerned with the losses caused by injuries to third persons (i.e., not the insured) and the legal liability imposed on the insured resulting therefrom. It includes but is not limited to, employers' liability, workers' compensation, public liability, automobile liability and personal liability insurance. It excludes certain types of loss that by law or custom are considered as being exclusively within the scope of other types of insurance, such as fire or marine.

CATASTROPHE REINSURANCE....  A form of excess of loss property reinsurance that, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event.

CEDE; CEDENT; CEDING
COMPANY....................  To transfer the risk and related premium in connection with a reinsurance transaction. When a party reinsures its liability with another insurer (a "cession"), it "cedes" business and is referred to as the "cedent" or "ceding company."

COMMERCIAL LINES...........  The various kinds of insurance which are written for businesses.

DIRECT WRITTEN PREMIUMS....  Total premiums for insurance written during a given period whether or not then earned and without any allowance for premiums then ceded by reinsurance.

EARNED PREMIUMS............  That portion of premiums written (after reinsurance ceded) which applies to the expired portion of the policy term. Earned premiums are recognized as revenues under both SAP and GAAP.

EXCESS OF LOSS
REINSURANCE................  Reinsurance which indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified dollar amount, called a "layer" or "retention." Also known as non-proportional reinsurance or stop loss coverage.

FACULTATIVE REINSURANCE....  A form of reinsurance which is transacted between the reinsurer and the reinsured on a risk-by-risk basis. The reinsurance of all or a portion of the insurance provided by a single policy. Each facultative reinsurance policy is negotiated separately.

GENERAL LIABILITY
INSURANCE..................  Insurance for certain acts or omissions resulting in bodily injury or property damage on the premises of a business, when someone is injured as a result of using the product manufactured or distributed by a business, or when someone is injured in the general operation of a business.

GROSS WRITTEN PREMIUMS.....  Total premiums for insurance written and reinsurance assumed during a given period whether or not earned before deduction of brokerage commission and other acquisition costs.

INCURRED BUT NOT REPORTED
  ("IBNR") LOSS RESERVES...  Reserves for estimated losses which have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on losses which are known to the insurer or reinsurer.

LAYER......................  The interval between the retention or attachment point and the maximum limit of indemnity for which an insurer or reinsurer is responsible.

LOSS.......................  An occurrence that is the basis for submission and/or payment of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy.

LOSS ADJUSTMENT EXPENSES
  ("LAE")..................  The expenses of adjusting, settling or otherwise resolving claims, including legal and other fees and the portion of general expenses allocated to claim settlement and adjustment costs. LAE is divided into two segments: Allocated Loss Adjustment Expenses ("ALAE") and Unallocated Loss Adjustment Expenses ("ULAE"). ALAE is the expense of settling claims including legal and other fees. ULAE is the portion of general expenses allocated to claim settlement and adjustment costs.

LOSS AND LOSS ADJUSTMENT
  EXPENSES.................  The sum of incurred losses, including IBNR, and loss adjustment expenses.

LOSS RESERVES..............  A balance sheet liability for unpaid losses which represents estimates of amounts needed to pay losses and expenses both on claims which have been reported but have not yet been resolved and on claims which have occurred but have not yet been reported. Reserves established by insurers and reinsurers and set forth on its balance sheet to reflect the estimated cost of payments for claims that the insurer or reinsurer ultimately will be required to pay in respect of losses occurring on or prior to the balance sheet date on insurance or reinsurance it has written. Reserves are established for loss and loss adjustment expenses, and consist of case reserves and reserves for IBNR losses.

NET PREMIUMS EARNED........  The amount of net premiums written recognized as income during a given period.

NET WRITTEN PREMIUMS.......  Gross premiums written less premiums ceded. Gross premiums written for a given period less premiums ceded to reinsurers and retrocessionaires during such period.

PREMIUMS CEDED.............  The consideration paid by an insurer or a reinsurer to reinsurers in connection with one or more reinsurance transactions.

PREMIUMS EARNED............  Net premiums written less Unearned Premiums, which is the portion of premium which represents the consideration for the assumption of risk in the past.

PRIMARY INSURER............  An insurance company that contracts with the consumer to provide insurance coverage. Such primary insurer may then cede a portion of its business to reinsurers.

PROPORTIONAL REINSURANCE...  A generic term describing all forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the reinsured. (Also known as pro rata reinsurance, quota share reinsurance or participating reinsurance.) In proportional reinsurance the reinsurer general pays the ceding company a ceding commission. The ceding commission generally is based on the ceding company's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense) and also may include a profit factor.

QUOTA SHARE REINSURANCE....  Reinsurance wherein the insurer cedes, for a predetermined portion of the insurance premium charged by the insurer an agreed fixed percentage of losses and loss adjustment expenses for each insurance policy covered.

REINSURANCE................  A transaction in which the reinsurer agrees, in return for a payment of premium, to assume an agreed portion of the reinsured's risk resulting from a policy or policies of insurance or reinsurance. The practice whereby one insurer, called the reinsurer, in consideration of a premium paid to such insurer, agrees to indemnify another insurer, called the ceded company, for part or all of the liability assumed by the ceding company under one or more policies or contracts of insurance which it has issued. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company.

RENT-A-CAPTIVE.............  An insurance or reinsurance company formed for the purpose of insuring risks associated with the activities of individuals or a group of unrelated insureds and which is not controlled by its insureds but by either an insurer, a broker or an entity seeking to profit from operating the rent-a-captive.

RETENTION..................  The portion of risk which is not transferred by the insured or the reinsured to an insurance or reinsurance company. The client's retention refers to the portion of risk which is not transferred by the client to the commercial insurance or reinsurance market. The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level are paid by the reinsurer, subject to certain specified limits. The retention level may be specified as a percentage or dollar amount. In proportional treaties, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.

RETROCESSION...............  A transaction whereby a reinsurer cedes to another reinsurer all or part of the reinsurance that the first reinsurer has assumed. Retrocessions do not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

SOFT INSURANCE MARKET......  The period of the insurance market cycle which is characterized by excessive capital and competition resulting in an increased availability of coverage and decreased prices.

STATUTORY ACCOUNTING
PRACTICES ("SAP")..........  The rules and procedures prescribed or permitted by state insurance regulatory or other authorities (usually the domiciliary state) for recording transactions and preparing financial statements.

STATUTORY SURPLUS..........  The amount remaining after all liabilities are subtracted from all assets, in accordance with SAP. Statutory surplus is also referred to as "surplus," "surplus as regards policyholders" or "policyholders surplus" for statutory accounting purposes.

TREATY REINSURANCE.........  The reinsurance of a specified type or category of risks defined in a reinsurance agreement (a
                             "treaty") between an insurer and a reinsurer and a retrocessionaire. In treaty reinsurance the cedent is typically obligated to offer, and the reinsurer or retrocessionaire is obligated to accept, a specified portion of a type or category of risks insured by the ceding company as set forth in the governing contract. Treaty reinsurance may provide for proportional or non-proportional reinsurance.

UNDERWRITER................  An employee of an insurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business which will produce an average risk of loss no greater than that anticipated for the class of business.

UNDERWRITING...............  The insurer's or reinsurer's process of reviewing applications for insurance coverage, and the decision whether to accept all or part of the coverage and determination of the applicable premiums; also refers to the acceptance of such coverage.

UNDERWRITING CAPACITY......  The maximum amount that an insurance company can underwrite. The limit is generally determined by the company's retained earnings and investment capital. Reinsurance serves to increase a company's capacity by reducing its exposure from particular risks.

UNEARNED PREMIUM...........  The portion of premiums written that is allocable to the unexpired portion of the policy term and, therefore, that has not yet been earned.

WORKERS' COMPENSATION
  INSURANCE................  Insurance for employers covering employee work-related injuries, deaths and diseases, regardless of fault.

                             INDEX TO BALANCE SHEET

Independent Auditors' Report..........................................................    F-2
Balance Sheet.........................................................................    F-3
Notes to Balance Sheet................................................................    F-4

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder
Delphi International Ltd.

     We have audited the accompanying balance sheet of Delphi International Ltd. as of September 2, 1997 (date of incorporation). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Delphi International Ltd. at September 2, 1997 (date of incorporation), in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG

Hamilton, Bermuda
September 2, 1997,
except for Note 5, as to which the date is November 21, 1997

                           DELPHI INTERNATIONAL LTD.

                                 BALANCE SHEET
                   SEPTEMBER 2, 1997 (DATE OF INCORPORATION)
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                      ASSETS
Cash...............................................................................  $12,000
                                                                                     =======

                               SHAREHOLDER'S EQUITY
Preferred Shares -- (par value $.01 per share; 5,000,000 shares authorized; none
  issued)..........................................................................  $    --
Common Shares -- (par value $.01 per share; 10,000,000 shares authorized; 1,200,000
  shares issued and outstanding)...................................................   12,000
                                                                                     -------
Additional paid-in capital.........................................................       --
                                                                                     -------
Total shareholder's equity.........................................................  $12,000
                                                                                     =======

                    See accompanying notes to balance sheet.

                           DELPHI INTERNATIONAL LTD.

                             NOTES TO BALANCE SHEET
                   SEPTEMBER 2, 1997 (DATE OF INCORPORATION)

1.  ORGANIZATION

     Delphi International Ltd. (the "Company") was incorporated on September 2, 1997 under the laws of Bermuda, to provide employee benefit product reinsurance to insurers and reinsurers on a worldwide basis. The Company will operate through its wholly-owned subsidiary, Oracle Reinsurance Company Ltd., a Bermuda exempted insurance and reinsurance company ("Oracle Re").

2.  SIGNIFICANT ACCOUNTING POLICIES

     The accompanying balance sheet of the Company has been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

  Translation of Foreign Currencies

     The Company's functional currency is the United States dollar.

3.  TAXATION

     Under current Bermuda law, the Company is not be required to pay any taxes in Bermuda on either income or capital gains. The Company has received from the Minister of Finance of Bermuda an assurance under The Exempted Undertakings Tax Protection Act 1966 of Bermuda that in the event of any such taxes being imposed, the Company will be exempted until 2016. The Company intends to operate its business in a manner such that it will not be required to pay United States income tax.

4.  SHAREHOLDER'S EQUITY AND RESTRICTIONS

     Holders of the Company's Common Shares are entitled to one vote per share on all matters submitted to a vote of shareholders, unless any one person's shares constitute 9.5% or more of the issued and outstanding Common Shares. If a person's ownership constitutes 9.5% or more of the issued and outstanding Common Shares, then the voting rights with respect to those shares shall be limited, in the aggregate, to a voting power of 9.5%.

     The Company is not subject to any significant legal prohibitions on the payment of dividends.

5.  SUBSEQUENT EVENT

     Oracle Re was incorporated on September 10, 1997, under the laws of Bermuda and was approved for licensing as a Class 3 and a long-term insurer under the Insurance Act 1978 and related regulations. Oracle Re will commence writing insurance when the appropriate minimum capitalization is obtained. At September 10, 1997, the required minimum statutory capital and surplus was $1,000,000.

     The Company is planning to grant, at no cost, to holders of the outstanding common stock and options to purchase common stock of Delphi Financial Group, Inc., rights to purchase up to an aggregate of approximately 2,050,000 common shares of the Company ("Rights Offering"). Subject to the completion of the Rights Offering, the Company has agreed, or intends to agree, to enter into the following agreements:

        - After minimum capitalization is obtained, Oracle Re intends to assume certain reinsurance from Reliance Standard Life Insurance Company and Safety National Casualty Corporation, subsidiaries of Delphi Financial Group, Inc. Management believes that the methods used to determine premiums, commissions, liabilities assumed, shared underwriting and investment returns, and other servicing fees under the contracts are reasonable.

        - Concurrent with the Rights Offering, the Company intends to borrow $30.0 million from Delphi Financial Group, Inc. ("Delphi") and its subsidiaries. The Note will bear simple interest at a rate of 9.0% per annum, and will become payable thirty years from issuance. The Company will have the option during any five-year period to make semi-annual interest payments through the issuance of additional promissory notes in lieu of cash payments. Delphi will grant the Company an option, exercisable during the five-year period after issuance of the Note, to borrow an additional $5.0 million on the same terms.

        - The Company intends to enter into an investment advisory agreement with Acorn Advisory Capital L.P. who will advise the company on asset strategies and investment managers. The Chairman of the Company may be deemed to be the beneficial owner of substantially all of Acorn Advisory Capital L.P.

        - The Company has agreed to engage International Advisory Services Ltd. to provide certain management and administrative services to the Company. A vice president and director of the Company is also the President, Managing Director and principal shareholder of International Advisory Services Ltd.

        - The Company intends to enter into a Standby Agreement with certain employees, officers, directors, and shareholders of Delphi Financial Group, Inc., or its affiliates to purchase up to 900,500 common shares pursuant to the Rights Offering which may not be purchased in the Rights Offering.

======================================================
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     7
The Rights Offering...................    15
Use of Proceeds.......................    19
Capitalization........................    19
Dividend Policy.......................    20
Management's Discussion and Analysis
  of Financial Condition and Plan of
  Operation...........................    21
Proposed Business.....................    24
Regulation............................    36
Management............................    39
Certain Relationships and Related
  Transactions........................    42
Security Ownership of Certain
  Beneficial Owners and Management....    46
Description of Capital Stock..........    48
Certain Tax Considerations............    54
Certain Bermuda Law Considerations....    59
Legal Matters.........................    60
Experts...............................    60
Additional Information................    60
Glossary of Selected Insurance and
  Reinsurance Terms...................    61
Index to Balance Sheet................   F-1

                            ------------------------
     UNTIL FEBRUARY 16, 1998 (25 DAYS AFTER THE EXPIRATION DATE OF THE RIGHTS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.
======================================================

======================================================
                              2,200,000 SHARES OF
                                  COMMON STOCK
                          AND RIGHTS TO ACQUIRE UP TO
                              2,050,000 SHARES OF
                                  COMMON STOCK

                           DELPHI INTERNATIONAL LTD.
                               -----------------

                                   PROSPECTUS
                               -----------------
                               DECEMBER 30, 1997
======================================================